Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

By and Among

ELECNOR HAWKEYE, LLC, as Buyer,

and

HAWKEYE, LLC and HALPIN LINE CONSTRUCTION LLC, as Sellers,

November 12, 2013

i

Table of Contents (continued)

Table of Contents (continued)

The following exhibits and schedules have been omitted, and the Registrant agrees to furnish supplementally a copy of such omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Exhibits:
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Maine Power Subcontract Principal Terms
Exhibit D	Sublease
Exhibit E	Transition Services Agreement
Exhibit F	Buyer’s Purchase Letter of Credit

Table of Contents (continued)

Schedules:

Schedule 1.01(e)	Excluded Assets
Schedule 1.01(h)	Purchased Tangible Property
Schedule 1.01(i)	Assumed Contracts
Schedule 1.01(j)	Permits
Schedule 1.01(o)	Material Consents
Schedule 3.03	Purchase Price Allocations
Schedule 5.01(a)	Sellers’ Jurisdictions of Organizations/Qualification
Schedule 5.03(b)	Sellers’ Required Notices and Consents
Schedule 5.04(a)	Capitalization
Schedule 5.04(b)	Directors and Officers of Sellers
Schedule 5.06(a)	Seller Permits
Schedule 5.07(a)	Assets
Schedule 5.08(a)	IP Registrations
Schedule 5.08(b)	Licensed IP
Schedule 5.09(b)	Litigation
Schedule 5.09(c)	Judgments
Schedule 5.10(a)	Tax Return Extensions
Schedule 5.10(c)	Seller Tax Returns
Schedule 5.10(f)	Tax Proceedings
Schedule 5.10(g)	Tax Waivers
Schedule 5.11(b)	Additional Liabilities
Schedule 5.12(a)	Receivables
Schedule 5.13(a)	Absence of Changes
Schedule 5.13(b)	Actions Other than in Ordinary Course
Schedule 5.14(b)	Leased Property
Schedule 5.15(a)	Material Contracts
Schedule 5.15(d)	Transfer of Interest in Material Contracts
Schedule 5.17	Insurance Policies
Schedule 5.18(a)	Employees
Schedule 5.18(b)	Employee Policies
Schedule 5.18(c)	Employment Agreements
Schedule 5.18(f)	Labor Matters
Schedule 5.18(g)	Employment Litigation
Schedule 5.19	Employee Plans
Schedule 5.21	Debt
Schedule 7.11(a)	Retained Employees
Schedule 8.01(d)	Collective Bargaining Agreements
Schedule 8.01(e)	Employment Offers
Schedule 11.01	Exceptions to Restricted Territory

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”) is made and entered into as of November 12, 2013, by and among Elecnor Hawkeye, LLC, a Delaware limited liability company (“Buyer”), Hawkeye, LLC, a New York limited liability company (“Hawkeye”) and Halpin Line Construction LLC, a New York limited liability company (“Halpin” and Hawkeye and Halpin each a “Seller” and together the “Sellers”), and amends and restates that certain Asset Purchase Agreement dated as of August 21, 2013, by and among Buyer and the Sellers. Buyer and the Sellers are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS:

A. The Sellers are engaged in the business of providing services in all aspects of overhead and underground electric transmission and distribution, natural gas transmission and distribution, telecommunication and fiber optic systems, high-voltage AC/DC converter station and substation siting, engineering, design, construction and maintenance, electric generation facility construction and maintenance, special utility construction and utility storm assessment and response throughout the Northeast and Mid-Atlantic States (the “Business”).

B. Subject to the terms and conditions set forth in this Agreement, the Sellers desire to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from the Sellers, certain assets, properties and rights of the Sellers used in, arising out of or otherwise related to the Business.

PROVISIONS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Date” means July 1, 2010. On such date, Parent acquired InfrastruX Group, Inc., a Washington corporation, pursuant to that certain Agreement and Plan of Merger dated March 11, 2010, by and among Parent, InfrastruX Group, Inc. and others. The ultimate surviving entity of the merger transactions contemplated by such agreement was InfrastruX Group, LLC, a Delaware limited liability, which changed its name effective August 12, 2011 to Willbros Utility T&D Holdings, LLC.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

“Agreed Adjustments” has the meaning set forth in Section 3.02(d) hereof.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 3.03 hereof.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the Closing Date and entered into by Buyer and its designees and the Sellers, substantially in the form attached as Exhibit A hereto.

“Assumed Contracts” has the meaning set forth in clause (d) of the definition of Purchased Assets.

“Assumed Liabilities” means only the following specific liabilities, commitments or obligations of the Sellers related to the Business:

(a) except with respect to Taxes and those liabilities described in clause (n) of the definition of Excluded Liabilities, liabilities in respect of trade accounts payable, accrued expenses, deferred revenue, and capital lease obligations, in each case, that are (i) reflected on the Pre-Closing Estimated Balance Sheet, or (ii) incurred or accrued in the Ordinary Course of Business between the date of the Pre-Closing Estimated Balance Sheet and the Effective Time, in each case, to the extent that the same remain unpaid as of the Effective Time; and

(b) except with respect to Taxes and for acts or omissions occurring prior to the Effective Time that result in breach or liabilities under the Assumed Contracts (as provided in clause (j) of the definition of Excluded Liabilities), obligations under the Assumed Contracts.

Notwithstanding the foregoing, and for the avoidance of doubt, the Parties agree that the Assumed Liabilities specifically exclude the Excluded Liabilities.

“Bill of Sale” means that certain Bill of Sale, dated as of the Closing Date and executed by the Sellers in favor of Buyer and its designees, substantially in the form attached as Exhibit B hereto.

“Business” has the meaning set forth in Recital A hereof.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02.

“Buyer Representatives” has the meaning set forth in Section 7.02(a).

“Buyer’s Escrow Letter of Credit” means that certain standby letter of credit issued by BNP Paribas S.A., to the Escrow Agent as beneficiary on behalf of Buyer in an amount equal to the Escrow Amount.

“Buyer’s Letters of Credit” means, collectively, Buyer’s Purchase Letter of Credit and Buyer’s Escrow Letter of Credit.

“Buyer’s Purchase Letter of Credit” means that certain unconditional, non-revocable standby letter of credit issued by Citibank to Sellers as beneficiary on behalf of Buyer in the amount of Sixteen Million, One Hundred and Sixty-Nine Thousand, Seven Hundred and Forty-Two Dollars ($16,169,742.00) in substantially in the form of Exhibit F hereto:

“Cash Asset Price” means Eight Million, Five Hundred and Seventy-Five Thousand, Five Hundred and Ninety-Nine Dollars ($8,575,599.00) for the tangible property listed in items 1 through 4 of Schedule 1.01(h) and the intangible property of Seller.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Notice” has the meaning set forth in Section 7.05(a) hereof.

“CFIUS Review” means review of the transactions contemplated by this Agreement by CFIUS, including the filing of a CFIUS Notice.

“Charter Documents” means a Person’s certificate or articles of incorporation, bylaws, certificate or articles of formation, certificates defining the rights and preferences of securities, articles of organization, limited liability company operating agreement, general or limited partnership agreement, certificate of limited partnership, joint venture agreement, trust agreement, or other similar document(s) governing such Person.

“Closing” has the meaning set forth in Section 4.01 hereof.

“Closing Date” has the meaning set forth in Section 4.01 hereof.

“Closing Payment” means an amount equal to the Cash Asset Price plus the Pre-Closing Estimated Net Working Capital.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Equivalent Rate” means, collectively, the aggregate of the COBRA premiums charged to Hawkeye employees as if their employment had been terminated on October 31, 2013 and they were paying a COBRA rate (which includes employee and employer amounts), plus a two percent (2%) insurer’s administrative fee imposed on such employee and employer amounts, minus the amount collected by Hawkeye from employee payroll deductions for actual monthly premiums or amounts paid for group health plan coverage by Hawkeye employees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means commonly available off-the-shelf software programs that are generally available on nondiscriminatory pricing terms, under which either Seller is the licensee and which such Seller uses in the Ordinary Course of Business.

“Competing Transaction” has the meaning set forth in Section 7.08(a).

“Confidential Information” means any information in any form (such as written, visual electronic and oral), including Trade Secrets and other Intellectual Property, concerning the Business or the affairs of the Sellers that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of April 5, 2013, by and between Elecnor and Parent.

“Contracts” means any and all contracts, agreements, commitments and other arrangements of any nature, written or oral, to which either Seller is a party or by which any Purchased Asset or other asset or property of either Seller or the Business is bound (including all purchase and sales orders, franchise agreements, leases, sub-leases, licenses, sub-licenses, assignments and other similar commitments).

“Copyrights” means copyrighted and copyrightable works of authorship, in both published and unpublished works, whether or not registered, and all applications, registrations and renewals therefor.

“Debt” means (a) any liability of any of the Sellers created or assumed by any of the Sellers (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), (iii) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, (iv) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, or (v) under interest rate or currency swap transactions (valued at the termination value thereof); (b) any liability described in the preceding clause (a) of any other Person that is guaranteed as to payment of principal or interest by any Seller or in effect guaranteed by any Seller through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge any security therefor; (c) all liabilities or obligations secured by an Encumbrance (other than a Permitted Encumbrance) upon property owned by any Seller and/or upon which liabilities or obligations a Seller customarily pays interest or principal, whether or not such Seller has assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

“Deductible” has the meaning set forth in Section 10.05(a) hereof.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V hereof.

“Disputed Items” has the meaning set forth in Section 3.02(e) hereof.

“DOL” has the meaning set forth in Section 5.19(b) hereof.

“Effective Time” means 12:01 a.m. (local time in New York, New York), on November 1, 2013.

“Employee Plans” means each plan (including, but not limited to any Multiemployer Plans), fund, program, policy, agreement, arrangement or scheme whether oral or written, formal or informal, funded or unfunded, in each case, that is or was at any time sponsored, maintained, made available, administered or contributed to by Hawkeye whether Hawkeye was obligated to do so or not, or in respect of which Hawkeye has or had any liability, providing for employee and/or pension benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent or dependent contractors, contingent workers or leased employees of Hawkeye or the dependents, heirs, beneficiaries or successors of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement (including defined benefit or defined contribution pension plan and any group retirement savings plan), share purchase, share appreciation, stock option and other equity or equity-based compensation plan, each severance plan or agreement, health or other medical, vacation, supplemental unemployment benefit, hospitalization, dental, vision, legal, long-term disability, short-term disability, salary continuance, educational assistance, profit sharing, mortgage assistance, employee loan, employee assistance program and each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employees” means all individuals who have been or are employed on the Closing Date by any Seller or otherwise employed in the Business, whether actively employed, on approved leave of absence or layoff or on salary continuation, sickness, accident, disability or military leave.

“Employment Agreements” has the meaning set forth in Section 5.18(c) hereof.

“Encumbrances” means all liens, mortgages, deeds of trust, pledges, assignments, charges, defects in title, judgments, encumbrances, security interests, options, rights of first refusal, easements, restrictive covenants, hypothecations and other restrictions or third party rights.

“Environmental Laws” means all Laws: (a) concerning the protection of human health, public or workplace safety, pollution or protection of the environment and natural resources (including flora, fauna, ambient air, surface water, groundwater, wetlands, land, surface and subsurface strata, aquatic species and vegetation) including, all as may be amended, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any similar state or local Laws; (b) relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) relating to the management or use of natural resources, including endangered species, wetlands and wildlife.

“Environmental Permits” mean all Permits, consent orders, consent agreements, settlement agreements, stipulations and other agreements issued or entered into by Governmental Authorities pursuant to their authority under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.19(e) hereof.

“Escrow Account” has the meaning set forth in Section 3.01(b) hereof.

“Escrow Agent” means BNY Mellon, National Association.

“Escrow Agreement” means that certain escrow agreement among Sellers, Buyer and the Escrow Agent dated as of the Closing Date.

“Escrow Amount” means an amount equal to fifty percent (50%) of the Pre-Closing Estimated Net Working Capital.

“Excluded Assets” means all assets, properties and rights, if any, listed or described on Schedule 1.01(e) attached hereto.

“Excluded Liabilities” means, other than the Assumed Liabilities, all liabilities, Losses, commitments or obligations of any Seller or relating to the Purchased Assets or the Business of any nature whatsoever (whether arising out of operation of law, the conduct of the Business or otherwise, whether previously, now or hereafter existing, due or to become due, and whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute, accrued, contingent, or otherwise), including, without limitation, those liabilities, Losses, commitments or obligations that arise out of or otherwise relate to:

(a) the Excluded Assets;

(b) all Debt of the Sellers and the Business incurred prior to the Effective Time;

(c) any (i) liability, commitment or obligation of any of the Sellers or Parent or any of their predecessors or Affiliates for Taxes or any Taxes otherwise attributable to any of the Sellers or Parent or any of their predecessors or Affiliates for any period, including Taxes resulting from the transactions contemplated in the Transaction (other than one-half of the Transfer Taxes), (ii) Taxes attributable to the Business or the Purchased Assets in respect of any Pre-Closing Tax Period, and (iii) any Taxes resulting from the transactions contemplated in the Transaction Documents (other than one-half of the Transfer Taxes). If Taxes are payable with respect to any Tax period that includes but does not end on the Closing Date, the portion of any such Taxes that will be treated as attributable to a Pre-Closing Tax Period will be:

(i) in the case of Taxes that are (A) based upon or related to income, gross margin or receipts, (B) employment Taxes or withholding Taxes or (C) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on (and included) the Closing Date; and

(ii) in the case of all other Taxes deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period;

(d) arising out of or relating to this Agreement or any other Transaction Document to which either Seller is a party, including (i) all obligations to pay any change-in-control, sale, completion, phantom stock, incentive, stay, retention and similar bonuses or payments and severance payments to any current or former employee, representative, agent, consultant, officer, manager or director of either Seller or the Business, and (ii) all transaction fees and expenses incurred by the Sellers, including all fees and expenses of attorneys, accountants, actuaries, consultants, investment bankers, experts or other professionals engaged by either Seller or on behalf of either Seller in connection with the process of selling the Business;

(e) any failure to comply with any applicable Law, including bulk sales or bulk transfer Laws applicable to the transactions contemplated by this Agreement and the other Transaction Documents;

(f) third party claims for infringement, misappropriation, unauthorized use or disclosure, or other violation of any Patent, Trademark, Copyright, Trade Secret, right of privacy or publicity, or other Intellectual Property or proprietary right in any country or jurisdiction throughout the world relating to any products manufactured, sold or distributed, or any service rendered, by or on behalf of the Business, Hawkeye or any predecessors or Affiliates thereof prior to the Effective Time;

(g) personal injury, death or property or economic damage arising out of or in connection with any service rendered, by or on behalf of the Business, either Seller, or any predecessors or Affiliates thereof prior to the Effective Time;

(h) any (i) violation of any Environmental Laws by either Seller or any predecessors or Affiliates thereof, which violation occurred at any time prior to the Effective Time, (ii) investigation, clean-up or remediation obligation under any Environmental Law resulting from facts, circumstances, events or conditions which existed or commenced prior to the Effective Time and which relate to the operation of the Business prior to the Effective Time, (iii) existence, generation, use, processing, transportation, treatment, disposal or release of any Hazardous Materials in the operation of the Business prior to the Effective Time, including the presence of any Hazardous Materials in, at, under, on or migrating into or from any Facility, Former Real Property, or Waste Site, and (iv) presence or alleged presence of asbestos or asbestos-containing materials located at any Facility; in each case, including claims of the same made by current or former employees of the Business, Hawkeye or any predecessors or Affiliates thereof;

(i) any Proceeding involving the Business, either Seller or any officer, director, stockholder, member or employee thereof (including those brought by or on behalf of any current or former employee of either Seller or any predecessors or Affiliates thereof and those brought by or on behalf of any Governmental Authority) which is either (i) pending as of the Effective Time, or (ii) arises out of events or omissions which occurred prior to the Effective Time;

(j) any (i) Contract that is not an Assumed Contract, or (ii) liability arising from any act, omission or breach of any Assumed Contract prior to the Effective Time by the Business, either Seller or by any of its officers, directors, managers, employees, agents, predecessors or Affiliates;

(k) any Employee Plan, including, but not limited to, any withdrawal liability as determined under Section 4201 of ERISA relating to an Employee Plan;

(l) except to the extent relating to an Assumed Contract (where no breach of the same exists at or prior to the Effective Time) and as set forth in clause (b) of the definition of Assumed Liabilities, all liabilities, Losses, commitments or obligations of either Seller relating to employees of such Seller with respect to services performed prior to such employees becoming employees of Buyer, including but not limited to under COBRA (or any similar state or local Laws), any Employee Plans relating to payroll, compensation, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, bonuses or bonus plans, health care plans, retention, severance, or change in control or benefits or any other employee plans or benefits of any kind for any current or former Employees of any Seller or individuals who were at any time associated with the Business (whether or not they are or were employees of Hawkeye) and any covered dependents thereof, including liabilities for the funding of, contributions to, withdrawal from, or for payment of benefits under the Multiemployer Plans, or any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or a retiree health or life insurance or benefit program;

(m) accounts or notes payable or other liabilities, obligations or commitments either owed by the Business or either Seller to any Affiliate of either Seller;

(n) intercompany accounts payable between either Seller and any of its Affiliates, as well as any Taxes resulting from the settlement, discharge or disposition thereof at any time;

(o) obligations to indemnify, reimburse or advance amounts to any officer, director, member, employee or agent of either Seller;

(p) either Seller’s acts or omissions occurring after the Effective Time;

(q) to the extent not covered above, any other liability, Loss, commitment or obligation of either Seller, the Purchased Assets or the Business that is not specified as an “Assumed Liability” in the definition thereof (including any liability, Loss, commitment or obligation of Buyer under any (i) bulk transfer Law of any jurisdiction, (ii) common law doctrine of de facto merger or successor liability, (iii) Environmental Law, (iv) state or local successor liability statute for Taxes, or (v) otherwise by operation of Law).

“Exon-Florio” has the meaning set forth in Section 7.05(a) hereof.

“Facility” means any Real Property, plant, building, facility, structure, underground storage tank, equipment or unit currently owned, used, leased or operated by either Seller or their respective Affiliates in connection with the Business.

“Family Member” means, with respect to any individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such individual.

“Final Closing Balance Sheet” has the meaning set forth in Section 3.02(c) hereof.

“Final Closing Net Working Capital” means the Net Working Capital set forth on the Final Closing Balance Sheet, once such Final Closing Balance Sheet has been finally determined in accordance with the provisions of Section 3.02 hereof.

“Final Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V hereof.

“Final Net Working Capital Excess” has the meaning set forth in Section 3.02(g)(i) hereof.

“Final Net Working Capital Shortfall” has the meaning set forth in Section 3.02(g)(ii) hereof.

“Financial Statements” means, collectively: (a) the unaudited balance sheets of the Sellers as of December 31, 2011 and December 31, 2012, together with the related statements of income for the years then ended, and (b) the unaudited balance sheets of the Sellers as of September 30, 2013, together with the related statements of income for the seven months then ended. The Financial Statements described in the foregoing clauses (a) and (b) have been previously made available to Buyer.

“Former Real Property” means all Real Property formerly owned, leased or operated by the Sellers, their predecessors or Affiliates, or otherwise formerly used in connection with the Business.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Gathering Line Project” means the performance of services in connection with a pipeline that transports gas from a current production facility to a transmission line or main.

“Governmental Authority” means any foreign, domestic, federal, territorial, state, municipal or local governmental authority, or any instrumentality, court, arbitrator or arbitration tribunal, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.

“Halpin” has the meaning set forth in the preamble of this Agreement.

“Hawkeye” has the meaning set forth in the preamble of this Agreement.

“Hazardous Material” means any (a) chemical, material or substance defined as or included in the definition of “hazardous materials,” “hazardous substances,” “hazardous wastes,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “medical waste,” “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or words of similar import) as defined in, the subject of, or that could give rise to liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether), petroleum distillate or petroleum derived substance, (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) electrical equipment which contains mercury or polychlorinated biphenyls, including any oil or dielectric fluid containing polychlorinated biphenyls, (h) radon gas, (i) lead based paint, (j) mold, (k) any admixture or solution containing any of the foregoing, and (l) any other material, substance, waste, or contaminant that any Governmental Authority or lawful representative thereof requires to be controlled, removed, monitored, abated, encapsulated, remediated or otherwise addressed for the purposes of protection of the environment, human health or worker or public safety.

“Indemnified Party” has the meaning set forth in Section 10.03 hereof.

“Indemnifying Party” has the meaning set forth in Section 10.04(a) hereof.

“Independent Accountant” means an accounting firm of national reputation which is mutually acceptable to Buyer and the Sellers.

“Initial Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V hereof.

“Insurance Policies” has the meaning set forth in Section 5.17(a) hereof.

“Intellectual Property” means all Patents, Trademarks, Copyrights and Internet Names, and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights in inventions, Trade Secrets, ideas, discoveries, improvements, developments and all other proprietary rights, in each case owned or licensed (as licensor or licensee), together with all claims, damages and rights for past, present and future infringement, misappropriation, unauthorized use or disclosure, or other violation thereof, and all copies and tangible embodiments thereof (in whatever form or medium, including electronic), including all patent infringement, validity, patentability, and other legal opinions or investigations, all file histories, prior art and prior art searches, all attorney work product, all patent, trademark, and copyright files and file wrappers, and all other legal files and materials.

“Interim Financial Statements” means the unaudited financial statements described in subclause (b) of the definition of “Financial Statements.”

“Internet Names” means domain names, e-mail addresses, World Wide Web (“www”) and hypertext transfer protocol (“http”) addresses, network names, network addresses, social media accounts and all registrations, applications and renewals therefor.

“IP Registrations” has the meaning set forth in Section 5.08(a) hereof.

“Key Employee” means each of the Seller Employees set forth on a list to be provided to Sellers by Buyer within twenty (20) days after the date of this Agreement.

“Key Employee Agreements” has the meaning set forth in Section 8.02(h) hereof.

“Large Volume Customer” means a customer that may receive similar volumes of gas as a distribution center, and includes factories, power plants, and institutional users of gas.

“Law” means any law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, writ, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority, and any rule of common law.

“Leased Real Property” means all real property leased by or on behalf of either Seller for any use in relation to the Business.

“License Agreements” has the meaning set forth in Section 5.08(b).

“Loss” or “Losses” means, collectively, all liabilities, obligations, damages (including incidental and consequential damages), deficiencies, losses, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, costs, Taxes, payments, penalties and expenses (including reasonable attorneys’ fees and any diminution in value).

“Low Dollar-Value Electrical Work” means the provision of overhead electric transmission and distribution construction and maintenance services with (a) in the case of a master service agreement an annual value, and (b) in the case of all other contracts a per contract value, of (i) in the case of Vermont for Central Vermont Public Service, Job #1420001, $500,000 or less, and (ii) in the case of any other customer or permitted state, $250,000 or less.

“Maine Power Subcontract” means a subcontract agreement between Hawkeye and Buyer pursuant to which Buyer will provide services as a subcontractor with respect to that certain project currently conducted by Hawkeye on behalf of Central Maine Power Company pursuant to that certain Agreement between Central Maine Power Company and Hawkeye LLC for the Maine Power Reliability Program Transmission Line Construction, dated on or about December 6, 2010, on substantially the terms set forth on Exhibit C hereto.

“Material Adverse Effect” means any state of facts, event, change, circumstance or effect that has had, has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of either Seller, the Purchased Assets or the Business or on the ability of either Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions not peculiar to either of the Sellers or the Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP not peculiar to either of the Sellers or the Business, (v) changes in Laws not peculiar to either of the Sellers or the Business, (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of Buyer or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (vii) the taking of any action contemplated by this Agreement and the other Transaction Documents; (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof; and (c) any adverse change in or effect on the Business that is timely cured by the Sellers.

“Material Consents” means the notices, consents, Permits and estoppels listed on Schedule 1.01(o).

“Material Contract” has the meaning set forth in Section 5.15(a) hereof.

“Multiemployer Plan” means a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, contributed to by Hawkeye.

“Natural Gas Transmission Project” means the performance of services in connection with a pipeline, other than a gathering line, that transports gas from a gathering line or storage facility to a distribution center, storage facility, or Large Volume Customer that is not downstream from a distribution center; or operates at a hoop stress of 20 percent or more SMYS (Specified Minimum Yield Strength); or transports gas within a storage field.

“Net Working Capital” means, as of the time of calculation, the value of those Purchased Assets included on the applicable balance sheet minus the value of the Assumed Liabilities included on the applicable balance sheet, determined in accordance with GAAP.

“Notice of Claim” has the meaning set forth in Section 10.04 hereof.

“Objection Certificate” has the meaning set forth in Section 3.02(c) hereof.

“Obligations” has the meaning set forth on the signature page hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of the Business in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).

“Owned Real Property” means all real property owned by the Sellers.

“Parties” and “Party” have the meanings set forth in the preamble to this Agreement.

“Parent” means Willbros Group, Inc., a Delaware corporation and the ultimate parent corporation of Hawkeye and Halpin.

“Parent Intermediate” shall mean Willbros United States Holdings, Inc., a Delaware corporation.

“Patents” means patents, patent applications, invention disclosures, provisionals, substitutions, extensions, supplementary patent certificates, reissues, renewals, divisions, continuations in part or in whole, continued prosecution applications, requests for continued examination, and other similar filings or notices provided for under the Laws of the United States, or of any other country and any and all rights to any of the foregoing anywhere in the world.

“Permits” means all permits, licenses, franchises, privileges, immunities, approvals, qualifications, registrations, certificates and other authorizations and similar rights granted by or obtained from any Person.

“Permitted Encumbrances” means (a) all liens for current property Taxes, assessments, fees and other charges by Governmental Authorities that are not yet due and payable, and (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other statutory liens arising or incurred in the Ordinary Course of Business in respect of liabilities that are specifically reflected and fully accrued for on the Financial Statements.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.

“Pre-Closing Estimated Balance Sheet” has the meaning set forth in Section 3.02(a) hereof.

“Pre-Closing Estimated Net Working Capital” has the meaning set forth in Section 3.02(a) hereof.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and the portion through the Closing Date for any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Proceeding” means any action, arbitration, mediation, complaint, charge, audit, hearing, investigation, proceeding, litigation, lawsuit or claim (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.

“Proposed Closing Balance Sheet” has the meaning set forth in Section 3.02(b) hereof.

“Proposed Closing Net Working Capital” has the meaning set forth in Section 3.02(b) hereof.

“Purchase Price” has the meaning set forth in Section 3.01(a) hereof.

“Purchased Assets” means, except to the extent they are Excluded Assets, the following assets, properties and rights of the Sellers used in, arising out of or otherwise related to the Business:

(a) all Receivables and other rights to payment from customers of the Business, together with the full benefit of any security given by such customers therefor;

(b) all inventories used in, arising out of or otherwise related to the Business;

(c) all machinery, equipment, tools, shelving, spare parts, trade fixtures, vehicles (whether titled or untitled), furniture, furnishings, leasehold improvements, telephones, computers and all other tangible personal property used in, arising out of or otherwise related to the Business, including those items described or listed on Schedule 1.01(h) attached hereto;

(d) all rights and benefits under those Contracts listed on Schedule 1.01(i) attached hereto (collectively, the “Assumed Contracts”);

(e) to the extent transferable, all Permits used in, arising out of or otherwise related to the Business and all pending applications therefor or renewals thereof, including those Permits listed on Schedule 1.01(j) attached hereto;

(f) all intangible rights and properties of the Sellers related to the Business, including rights to all Intellectual Property used in, arising out of or otherwise related to the Business (including the names “Hawkeye” and “Halpin”) and all other trade names used by any Seller in connection with the Business;

(g) all rights of either Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers or vendors furnishing goods or services to the Business;

(h) all rights of either Seller with respect to refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items relating to the Business, except to the extent that any such item relates to an Excluded Asset;

(i) except to the extent such items relate to an Excluded Asset or an Excluded Liability, all rights of Seller to causes of action, lawsuits, judgments, claims and demands of any nature available to, or being pursued by, such Seller against third parties with respect to the Business or the ownership, use, function or value of any Purchased Asset, whether arising by counterclaim or otherwise and whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) all rights to insurance claims, related refunds and proceeds under insurance policies of either Seller relating to claims that arise prior to the Effective Time and relate to any Purchased Asset or Assumed Liability.

(k) all data, books and records relating to the Business, including referral sources, payment histories, price lists, discount schedules, sales and marketing files, promotional materials, equipment logs, artwork and packaging, product files, purchasing records, supplier lists, sales and service records, warranty records, technical manuals, operating guides, research and development records, financial and accounting records, personnel records and other books and records; and

(l) all goodwill related to the Business.

“Real Property” means, collectively, all Owned Real Property and Leased Real Property.

“Real Property Leases” means all leases, subleases, licenses and use or occupancy Contracts in effect with respect to the Real Property.

“Receivables” means amounts owed to the Sellers for work or services performed, including invoiced trade receivables (including retainage receivables), unbilled work orders, work-in-progress project receivables, billings in excess of cost, if any, net of any allowance for doubtful accounts plus non-trade other receivables. State sales Tax or use Tax recovery receivables are specifically excluded.

“Release” means (a) any releasing, spilling, emitting, leaking, pumping, pouring, injecting, emptying, escaping, depositing, dumping, disposing, discharging, dispersing, leaching or migrating into the indoor or outdoor environment of any Hazardous Material, including the movement of Hazardous Materials through or in the air, soil, subsurface soil, surface water and/or groundwater, (b) any condition that results in exposure of a Person to a Hazardous Material, and (c) as such terms may otherwise be defined under Environmental Law.

“Remedial Action” means actions required to (a) respond to, clean up, remove, abate, treat or in any other way address Hazardous Materials in the indoor or outdoor environment as required by Environmental Laws or Environmental Permits, (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials, or (c) evaluate or investigate the potential presence of Hazardous Materials in the environment and determine if removal or a remedial response is needed and to design such a removal or response and post-removal or post-remedial investigation, monitoring, operation and maintenance and care as is required by Environmental Laws or Environmental Permits or otherwise appropriate to protect human health and the environment.

“Restricted Period” has the meaning set forth in Section 11.01(a) hereof.

“Restricted Territory” means the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and the District of Columbia.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” or “Seller” has the meaning set forth in the preamble hereof.

“Seller Affiliate Plan” has the meaning set forth in Section 7.11 hereof.

“Seller Amount” means the Pre-Closing Estimated Net Working Capital less the Escrow Amount.

“Seller Cash-in-Lieu” means cash in lieu of the Seller Letter of Credit, which, at Sellers’ sole discretion, may be deposited in the Escrow Account in substitution for the Seller Letter of Credit at any time during the term of the Escrow Agreement ($2,000,000, if prior to the first anniversary of the Closing Date, or $1,000,000 if between the first anniversary and the second anniversary of the Closing Date).

“Seller Indemnified Parties” has the meaning set forth in Section 10.03 hereof.

“Seller Intellectual Property” has the meaning set forth in Section 5.08(c) hereof.

“Seller Letter of Credit” means that certain standby letter of credit issued by Bank of America, N.A. to the Escrow Agent as beneficiary on behalf of Willbros United States Holdings, Inc. on behalf of Sellers.

“Seller Permits” has the meaning set forth in Section 5.06(b) hereof.

“Seller Representatives” mean officers, directors, managers, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the Sellers or the Parent.

“Sellers’ Required Notices and Consents” has the meaning set forth in Section 5.03(b) hereof.

“Site of Employment” means each location listed in Schedule 8.01(e).

“Software” means software, including associated computer programming code (including, unless otherwise specified, both object code and Source Code versions thereof), documentation (including, unless otherwise specified, user manuals and other written materials that relate to particular code or databases), materials useful for design (for example, logic manuals, flow charts, and principles of operation), and other written materials or tangible items.

“Source Code” means Software written in computer programming languages, including all comments and procedural code such as job control language (JCL) statements, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer devices through assembly or compiling, and accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the Software without undue experimentation.

“Storm Response Work” means the provision of electrical, telecommunications, and gas restoration services (otherwise encompassed within the definition of the Business) when provided in response to a call for crews under a utility’s mutual assist program in relation to a disaster declared by the federal government in response to an unusual weather event.

“Sublease” means the Sublease for the Sellers’ portion of the facility at 100 Marcus Blvd., Suite 1, Hauppauge, New York 11788, in substantially in the form of Exhibit D hereto.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Sellers, or (ii) the Sellers are entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Supplemental Amount” has the meaning set forth in Section 3.02 (b) hereof.

“Taxes” (and, with correlative meaning, “Tax,” “Taxable” and “Taxing”) means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, escheat, unclaimed property, governmental fee or other like assessment, deficiency or charge of any kind whatsoever, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of Law), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts.

“Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Technical Documentation” means all technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of Source Code, Software and program documentation and materials.

“Third Party Claim” has the meaning set forth in Section 10.04(b) hereof.

“Trademarks” means trademarks, trade names, service marks, service names, trade dress, logos, and other indications of origin (whether or not registered), and all applications (whether or not abandoned), registrations and renewals therefor.

“Trade Secrets” means trade secrets and other confidential or non-public business information, including manufacturing processes, know-how, confidential and proprietary information, ideas, developments, drawings, specifications, bills of material, customer and supplier lists, marketing information, sales and promotional information, business plans, Software, Source Code, Technical Documentation, test reports, component lists, manuals, instructions, catalogs, processes, designs, model numbers, telephone and fax numbers, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, in each case owned or licensed (as licensor or licensee) and registrations and applications for registration therefor.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection herewith, including, but not limited to, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Maine Power Subcontract, the Transition Services Agreement, the Key Employee Agreements, the Sublease and any non-compete, non-solicit and consulting agreement delivered in connection with this Agreement.

“Transfer Tax Withholding” has the meaning set forth in Section 3.03(b) hereof.

“Transfer Taxes” means all transfer, sales, use, reporting, recording, filing, conveyance and other similar fees, taxes and charges arising out of or in connection with the transfer of the Purchased Assets affected pursuant to this Agreement, including transfer of title, tagging and excise Taxes with regard to rolling stock.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit E hereto.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar applicable State Laws.

“Waste Sites” means any real property at which Hazardous Materials or any waste has been disposed of which was generated or transported prior to the Effective Time by any Seller or any of their Affiliates.

“Worthless Receivables” has the meaning assigned to it in Section 7.17 hereof.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the covenants, agreements, representations and warranties of the Sellers contained herein, at the Closing, but effective as of the Effective Time, Buyer is purchasing and acquiring from the Sellers, and the Sellers are selling, assigning, transferring, conveying and delivering to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of the Sellers in and to all of the Purchased Assets. Notwithstanding the foregoing, the transfer and sale of the Purchased Assets pursuant to this Agreement shall not include or indicate the assumption by Buyer of any liability, commitment or obligation related to the Purchased Assets unless, and only to the extent that, Buyer expressly assumes such liability, commitment or obligation pursuant to Section 2.03 hereof.

Section 2.02 Excluded Assets. Buyer and the Sellers acknowledge and agree that the Purchased Assets shall not include any of the Excluded Assets and the Excluded Assets shall remain the property and responsibility of the Sellers following the Closing.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the covenants, agreements, representations and warranties of the Sellers contained herein, at the Closing, but effective as of the Effective Time, Buyer is assuming and becoming responsible for, and shall thereafter pay, perform and discharge, the Assumed Liabilities.

Section 2.04 Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Sellers shall retain, and Buyer shall not assume or have any liability, obligation or responsibility for, the Excluded Liabilities, which shall remain the liability, obligation and responsibility of the Sellers in all respects.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price; Payment at Closing.

(a) The “Purchase Price” shall equal the Cash Asset Price plus the Final Closing Net Working Capital (as is finally determined pursuant to Section 3.02 hereof). Subject to the terms and conditions set forth in this Agreement, in reliance upon the covenants, agreements, representations and warranties of the Sellers and the guaranty of Parent contained herein, and in consideration of the aforesaid sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, at the Closing, Buyer shall (i) assume the Assumed Liabilities in accordance with Section 2.03 hereof, (ii) pay the Closing Payment by causing (A) Buyer’s

Purchase Letter of Credit to be issued to Sellers, and (B) Buyer’s Escrow Letter of Credit to be issued to the Escrow Agent in accordance with the provisions of Section 3.01(b) hereof. On January 2, 2014, pursuant to the terms of Buyer’s Purchase Letter of Credit, Sellers shall draw down Buyer’s Purchase Letter of Credit completely; provided, however, that such amount shall be reduced dollar for dollar by any amount that Buyer and Sellers have agreed in advance of such date that such amount shall instead be paid by a wire transfer of immediately available funds in the same amount on January 2, 2014 to an account designated by the Sellers. If for any reason the Sellers cannot draw down Buyer’s Purchase Letter of Credit on such date as contemplated herein, Buyer shall be obligated to pay the full amount of the Buyer’s Purchase Letter of Credit by wire transfer of immediately available funds in the same amount on January 2, 2014 to an account designated by the Sellers. On or after January 2, 2014, the Escrow Agent shall draw upon Buyer’s Escrow Letter of Credit and disburse the proceeds thereof in accordance with Section 3.02 and the terms of the Escrow Agreement.

(b) At Closing, Buyer shall cause the Buyer’s Escrow Letter of Credit (for the Escrow Amount) to be issued to the Escrow Agent, and Sellers shall cause the Seller Letter of Credit to be issued to the Escrow Agent, both of which shall be deposited with the Escrow Agent on the next Business Day after Closing in a separate account (the “Escrow Account”). The Escrow Account shall be maintained by the Escrow Agent in accordance with the terms and conditions hereof and of the Escrow Agreement. The Buyer’s Escrow Letter of Credit and the Seller Letter of Credit, respectively, shall constitute a source of funds for adjustment of the Purchase Price in accordance with Section 3.02 and the indemnification liabilities of the Sellers in accordance with the provisions of Article X below. Any fees and expenses of the Escrow Agent shall be borne by Buyer. The amounts in the Escrow Account shall be retained in such account until release in accordance with the terms hereof and the Escrow Agreement. If at any time for any reason the Escrow Agent cannot draw upon the Seller Letter of Credit as contemplated herein or in the Escrow Agreement, Sellers shall be obligated to fund the Escrow Account in the same amount as the balance remaining on the Seller Letter of Credit at such time. If (i) Buyer’s Escrow Letter of Credit has expired prior to the final and binding determination of the Final Closing Balance Sheet and the Final Closing Net Working Capital pursuant to Section 3.02 or (ii) at any time for any reason the Escrow Agent cannot draw upon the Buyer’s Escrow Letter of Credit as contemplated herein or in the Escrow Agreement, Buyer shall be obligated to fund the Escrow Account in the same amount as the balance remaining on Buyer’s Escrow Letter of Credit at such time.

(c) Notwithstanding anything herein to the contrary, Buyer shall be entitled to withhold from the payments required to be paid under this Section 3.01, any Taxes required to be withheld and remitted to any Governmental Authority under applicable Law, including $375,000 for the payment of one-half of the Transfer Taxes pursuant to Section 3.03(b).

Section 3.02 Adjustment of the Purchase Price.

(a) At least fifteen (15) days prior to the Closing, the Sellers shall prepare, in good faith in accordance with GAAP, and deliver to Buyer an estimated balance sheet of the Sellers (the “Pre-Closing Estimated Balance Sheet”) setting forth the Sellers’ estimate of the Net Working Capital as of the end of the calendar month immediately preceding the Closing Date (the “Pre-Closing Estimated Net Working Capital”).

(b) No later than sixty (60) days following the Effective Time, the Buyer shall prepare, in good faith in accordance with GAAP and deliver to the Seller a balance sheet (the “Proposed Closing Balance Sheet”) setting forth the calculation of Net Working Capital as of the Effective Time (the “Proposed Closing Net Working Capital”) as derived therefrom. Promptly upon furnishing the Proposed Closing Balance Sheet, (i) if the Proposed Net Closing Working Capital is less than the Pre-Closing Estimated Net Working Capital, but more than the Seller Amount, the Parties shall jointly instruct the Escrow Agent to draw upon Buyer’s Escrow Letter of Credit on January 2, 2014 an amount which, when added to the Seller Amount, will equal the Proposed Closing Net Working Capital and pay from the Escrow Account the proceeds thereof on or before January 6, 2014 to an account designated by Sellers; (ii) if the Proposed Closing Net Working Capital is greater than the Pre-Closing Estimated Net Working Capital, the Parties shall jointly instruct the Escrow Agent to draw down the complete Escrow Amount from Buyer’s Escrow Letter of Credit on January 2, 2014 and pay from the Escrow Account the proceeds thereof on or before January 6, 2014 to an account designated by Sellers (in either clause (i) or (ii) immediately preceding, the amount paid from the Escrow Account is the “Supplemental Amount”); or (iii) if the Proposed Closing Net Working Capital is both less than the Pre-Closing Estimated Net Working Capital and less than the Seller Amount, no draw shall be made upon Buyer’s Escrow Letter of Credit and no payment from the Escrow Account shall be made other than in accordance with Section 3(g) below.

(c) Following receipt of the Proposed Closing Balance Sheet, the Sellers may review the same and, within thirty (30) days after the date of such receipt, may deliver to the Buyer a certificate setting forth their specific objections, if any, to the Proposed Closing Balance Sheet, together with a summary of the reasons therefor and calculations which, in the view of the Sellers, support such objections (the “Objection Certificate”). If the Sellers do not deliver an Objection Certificate within such thirty (30) day period, the Proposed Closing Balance Sheet and the Proposed Closing Net Working Capital shall be deemed to be final and binding as the “Final Closing Balance Sheet” and Final Closing Net Working Capital for purposes of this Agreement. In the event that the Sellers do deliver an Objection Certificate within such thirty (30) day period, the specific items identified in the Objection Certificate shall be deemed to be in dispute and all other undisputed portions of the Proposed Closing Balance Sheet and the calculation of the Proposed Closing Net Working Capital related thereto shall be deemed to be final and binding among the Parties.

(d) If the Sellers deliver an Objection Certificate within such thirty (30) day period, then the Buyer and the Sellers shall each use reasonable efforts to resolve by written agreement any disputes as to the Proposed Closing Balance Sheet and the calculation of the Proposed Closing Net Working Capital (the “Agreed Adjustments”). If the Sellers and the Buyer so resolve any (but not all) such disputes, the agreed upon portions of the Proposed Closing Balance Sheet and the calculation of the Proposed Closing Net Working Capital related thereto shall be deemed to be final and binding among the Parties. If the Sellers and the Buyer so resolve all such disputes, the Proposed Closing Balance Sheet and the calculation of the Proposed Closing Net Working Capital, as adjusted by the Agreed Adjustments, shall be deemed to be final and binding as the Final Closing Balance Sheet and the Final Closing Net Working Capital for purposes of this Agreement.

(e) If any objections raised by the Sellers in the Objection Certificate are not resolved by the Agreed Adjustments within the fifteen (15) day period following Buyer’s receipt of the Objection Certificate then, within seven (7) Business Days after the end of such fifteen (15)-day period, the objections that remain unresolved (the “Disputed Items”), together with any supporting documentation as either Buyer or the Sellers may choose to submit, shall be submitted by the Sellers and Buyer for final binding resolution to the Independent Accountant. The Independent Accountant shall act as an accounting expert and not as an arbitrator, and shall issue a final and binding resolution with respect to all Disputed Items in accordance with GAAP. Buyer and the Sellers agree to execute, if requested by the Independent Accountant, a reasonable engagement letter, and shall use reasonable efforts to cause the Independent Accountant to issue its written determination as to such Disputed Items within twenty (20) Business Days after such Disputed Items have been so submitted to the Independent Accountant. The determination by the Independent Accountant as to the resolution of all such Disputed Items will be final and binding among the Parties and shall not be subject to dispute, appeal, Proceeding or challenge for any reason. Buyer, on the one hand, and the Sellers, on the other hand, shall each bear one-half ( 1⁄2) of the costs and expenses of the Independent Accountant. The Proposed Closing Balance Sheet and the Proposed Closing Net Working Capital, after giving effect to any Agreed Adjustments and to the resolution of Disputed Items by the Independent Accountant, shall be deemed to be final and binding as the Final Closing Balance Sheet and the Final Closing Net Working Capital for purposes of this Agreement.

(f) The Parties shall make available to each other and, if applicable, the Independent Accountant, such books, records and other information (including work papers) as any of the foregoing may reasonably request to review the Pre-Closing Estimated Balance Sheet, the Proposed Closing Balance Sheet or any Disputed Items submitted to the Independent Accountant.

(g) Promptly (but not later than five (5) Business Days) after the final and binding determination of the Final Closing Balance Sheet and the Final Closing Net Working Capital pursuant to this Section 3.02 on or after January 2, 2014:

(i) To the extent that the Final Closing Net Working Capital exceeds the sum of the Seller Amount and the Supplemental Amount (such excess, the “Final Net Working Capital Excess”), Buyer shall pay to the Sellers the amount of the Final Net Working Capital Excess (all or a portion of which shall be paid in accordance with the final sentence of this Section 3.02(g)); or

(ii) To the extent that the Final Closing Net Working Capital is less than the sum of the Seller Amount and the Supplemental Amount (such deficit, the “Final Net Working Capital Shortfall”), the Sellers shall pay to Buyer the amount of the Final Net Working Capital Shortfall (all or a portion of which shall be paid in accordance with the final sentence of this Section 3.02(g)).

All such payments shall be made by the Party or Parties responsible for making such payment by wire transfer of immediately available funds to the account(s) designated in writing by the Party or Parties entitled to receive such payment. To the extent there is any Escrow Amount remaining at such time, the Parties shall jointly instruct the Escrow Agent to draw upon Buyer’s Escrow

Letter of Credit and pay such proceeds from the Escrow Account, as applicable, any Final Net Working Capital Shortfall amount to Buyer (or in Buyer’s discretion in such instance to leave the Buyer’s Escrow Letter of Credit undrawn so that it may be closed or retired by Buyer), or any Final Net Working Capital Excess to an account designated by the Sellers.

Section 3.03 Allocation of the Purchase Price; Transfer Taxes and Exemptions.

(a) The Purchase Price, as finally adjusted, shall be allocated for Tax purposes among the Purchased Assets in accordance with Code Section 1060 and the applicable Treasury Regulations as shown on Schedule 3.03 attached hereto. Buyer shall have sixty (60) days from the final and binding determination of the Final Closing Balance Sheet and the Final Closing Net Working Capital pursuant to Section 3.02 hereof to deliver to the Sellers a draft purchase price Allocation schedule consistent with Schedule 3.03 (“Allocation Schedule”). If Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within seventy-five (75) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. The Parties shall report, act and file Tax Returns, including Internal Revenue Service Form 8594, Asset Allocation Statement Under Section 1060, in all respects and for all purposes consistent with the Allocation Schedule. Neither Buyer nor the Sellers shall take any position (whether in audit, Tax Returns or otherwise) which is inconsistent with such Allocation Schedule unless required to do so by applicable Law.

(b) Buyer and the Sellers acknowledge the availability of certain exemptions in the States of New York, Maryland and other states in which the Purchased Assets are located from sales Taxes that would otherwise be payable in connection with this Agreement, and shall cooperate in the preparation of all required certificates of exemption or other documentation required by such states in connection with such exemptions. Notwithstanding the foregoing, the Parties shall each pay one-half of (i) any applicable Transfer Taxes payable in connection with this Agreement, and (ii) Taxes or fees required to register the change of ownership of Purchased Assets from the Sellers to Buyer. The Parties agree that $750,000 is a reasonable estimate of the Transfer Tax liability and fees required to register the change of ownership, and agree that Buyer may withhold payment of $375,000 from the Cash Asset Price to use for payment of such Transfer Taxes and fees (such amount, the “Transfer Tax Withholding”). If the full amount of such deduction is not needed to pay the Transfer Taxes and fees, Buyer shall remit the unused balance to Sellers. If the amount necessary to pay the Transfer Taxes and fees exceeds $750,000, Sellers shall promptly remit one-half of the additional amount necessary to Buyer. The Buyer shall be responsible for making all required Transfer Tax filings with the appropriate state agencies. The Sellers shall be responsible for any federal or state income Taxes resulting from the transactions contemplated in this Agreement.

Section 3.04 Refunds and Remittances. After the Closing, if the Sellers or any of their Affiliates receive any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of the Transaction Documents, the Sellers promptly shall remit, or shall cause to be remitted, such amount to Buyer at the address set forth in Section 12.08 below. After the Closing, if Buyer or any of its Affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers in accordance with the terms of the Transaction Documents, Buyer promptly shall remit, or shall cause to be remitted, such amount to the Sellers at the address set forth in Section 12.08 below.

ARTICLE IV

CLOSING; DELIVERIES AT CLOSING

Section 4.01 Closing. The payment of the Closing Payment by delivery of Buyer’s Letters of Credit in accordance with Section 3.01(a) hereof, and the sale of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer hereunder (the “Closing”) shall take place on or before the fifth (5th) Business Day following the date on which all of the conditions precedent specified in Article VIII have either been satisfied or waived (other than those conditions that by their nature are capable of being fulfilled only at the Closing, but subject to the fulfillment or waiver of such conditions) at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York, 10022, or at such other time and place as the Parties may agree (the date of such Closing, the “Closing Date”). The Closing will be deemed to have occurred simultaneously and will become effective, and legal title, equitable title and risk of loss with respect to the Purchased Assets and the Business will transfer to Buyer at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of the Effective Time.

Section 4.02 [Reserved].

Section 4.03 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following items:

(a) possession of the Purchased Assets;

(b) a counterpart of each Transaction Document, duly executed by the Sellers and Parent, as applicable;

(c) a certificate of the Secretary or other authorized officer of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer: (i) attaching the Charter Documents of such Seller and, to the extent possible, certified by the appropriate authority in the jurisdiction of its formation; and (ii) certifying as to the resolutions of the members of such Party and such Party’s board of managers authorizing the execution, delivery and performance of such Seller under this Agreement, each of the Transaction Documents to which it is a party and each of the transactions contemplated herein and therein; and (iii) attesting to the incumbency and signatures of the officers of such Seller;

(d) certificates as to the good standing of each Seller and Parent, in each case issued within five (5) Business Days prior to the Closing Date by the appropriate Governmental Authorities within such Party’s jurisdiction of formation;

(e) tax clearance, tax lien waiver, tax good standing certificate or equivalent for each Seller, issued by the State of New York and the Commonwealth of Massachusetts.

(f) A certificate of an authorized officer of each Seller, on behalf of such Seller, representing and warrantying to Buyer that the statements contained in Article V of this Agreement are complete and correct as of the Closing Date, except as otherwise set forth in the Final Disclosure Schedules;

(g) all Patent, Trademark, and Copyright files and file wrappers, and all other legal files and materials received or maintained in connection with the Business and relating to the Intellectual Property, and a current copy of all Patent, Trademark and other intellectual property dockets maintained in connection with the Business;

(h) the Seller Letter of Credit, issued to the Escrow Agent (to be delivered on the next Business Day after the Closing in accordance with the terms hereof);

(i) copies of all notices, consents, Permits and estoppels listed on Schedule 1.01(o) (collectively the “Material Consents”) and noted therein as being due at Closing;

(j) certificates of title to all vehicles included as part of the Purchased Assets, duly endorsed by the applicable Seller for transfer to Buyer as of the Closing Date (provided, that timing of such delivery may as soon as practicable after the Closing, subject to release of any Encumbrances thereon);

(k) a legal opinion from counsel to Sellers, Conner & Winters LLP, with respect to (i) the valid existence and good standing of the Sellers, (ii) the limited liability company power of the Sellers to enter into this Agreement, (iii) the due authorization, execution and delivery of this Agreement by the Sellers and (iv) that the execution, delivery by the Sellers of their obligations under this Agreement does not violate the governing documents of such Sellers, in a form reasonably acceptable to Buyer; and

(l) such other documents and instruments as Buyer shall reasonably request to consummate or evidence the transactions contemplated by the Transaction Documents.

Section 4.04 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to the Sellers, Buyer’s Purchase Letter of Credit;

(b) a certificate of the Secretary or other authorized officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers: (i) attaching the Charter Documents of Buyer and, to the extent possible, certified by the appropriate authority in the jurisdiction of its formation; and (ii) certifying as to the resolutions of Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of such Buyer under this Agreement, each of the Transaction Documents to which it is a party and each of the transactions contemplated herein and therein;

(c) certificate as to the good standing of Buyer, issued within five (5) days prior to the Closing Date by the appropriate Governmental Authorities within Buyer’s jurisdiction of formation;

(d) Buyer’s Escrow Letter of Credit issued to the Escrow Agent (to be delivered on the next Business Day after the Closing in accordance with the terms hereof);

(e) to the Sellers, a counterpart of each Transaction Document, duly executed by Buyer;

(f) to the Sellers, certificates of sales Tax exemption and related documentation pertaining to available sales Tax exemptions required by each jurisdiction where Purchased Asset subject to sales Tax are located;

(g) a legal opinion from counsel to Buyer, Nixon Peabody LLP, with respect to (i) the valid existence and good standing of the Buyer, (ii) the limited liability company power of the Buyer to enter into this Agreement, (iii) the due authorization, execution and delivery of this Agreement by the Buyer and (iv) that the execution, delivery by the Buyer of its obligations under this Agreement does not violate the governing documents of the Buyer, in a form reasonably acceptable to Sellers; and

(h) such other documents and instruments as Sellers shall reasonably request to consummate or evidence the transactions contemplated by the Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to Buyer that the statements contained in this Article V are correct as of the date hereof except as otherwise set forth in the schedules prepared by the Sellers and attached to this Agreement (the “Initial Disclosure Schedules”). The Parties acknowledge that Buyer has not had the opportunity to review or approve the Initial Disclosure Schedules. Pursuant to Section 7.16 the Sellers shall update, amend and revise the Initial Disclosure Schedules and deliver such updates, amendments and revisions to Buyer no later than five (5) Business Days prior to the Closing Date (the “Final Disclosure Schedules” and together with the Initial Disclosure Schedules, the “Disclosure Schedules”). Buyer shall have the right to review such Disclosure Schedules. The Final Disclosure Schedules shall be deemed final upon mutual written agreement of the Parties following Buyer’s review. The Disclosure Schedules are incorporated by reference herein. Notwithstanding anything contained within this Agreement to the contrary, no inaccuracy or omission contained in the Disclosure Schedules shall serve as the basis for any claim of breach, liability or indemnification unless such inaccuracy or omission is contained in the Final Disclosure Schedules. The Disclosure Schedules shall be arranged in Sections corresponding to the numbered and lettered Sections of this Article V, and the disclosures in any Section of the Disclosure Schedules shall provide information regarding, and qualify only, the corresponding numbered and lettered Section of this Article V, unless and to the extent that cross references to other Sections are set forth in the Disclosure Schedules or the relevance to other Sections is reasonably apparent. No information in any Disclosure Schedule shall be deemed adequate to qualify a statement contained in this Article V unless the Disclosure Schedule identifies the qualification with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing of an agreement, document or other item in a Disclosure Schedule (or the attachment of a copy of an agreement, document or other item in a Disclosure Schedule) shall not be deemed adequate to qualify a statement contained in this Article V (unless the statement pertains only to the existence of the agreement, document or other item itself).

Section 5.01 Organization, Qualification and Power.

(a) Each of the Sellers is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and (ii) except as set forth on Schedule 5.01(a), is duly qualified or registered to conduct business and in good standing under the Laws of each jurisdiction where the nature of the Business and its assets require such qualification or registration. The jurisdictions in which each Seller is organized or qualified or registered to do business as a foreign entity are set forth on Schedule 5.01(a).

(b) Neither Seller has any Subsidiaries.

(c) Correct and complete copies of the Charter Documents of each Seller have been made available to Buyer.

Section 5.02 Authorization. Each of the Sellers has all requisite limited liability company power and authority to (a) own (or lease, if applicable) the properties and assets purported to be owned (or leased, if applicable) by it, (b) carry on the Business in the manner presently conducted, (c) make, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (d) perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each Seller’s obligations under this Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly authorized by all necessary limited liability company action by the members of such Seller and by such Seller’s board of managers. This Agreement constitutes, and when executed and delivered each other Transaction Document to which each Seller is a party will constitute, the valid and legally binding obligation of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).

Section 5.03 Non-Contravention; Consents and Notices.

(a) None of the execution or delivery by each of the Sellers of this Agreement or any of the other Transaction Documents to which such Party is a party, the consummation by such Party of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will (directly or indirectly and with or without notice or lapse of time):

(i) conflict with or violate any provision of the Charter Documents of such Party;

(ii) conflict with or violate any Law applicable to such Party, the Purchased Assets or the Business;

(iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or, except as set forth on Schedule 5.03(b), require any notice or consent under, any Contract to which any Seller is a party or by which any Seller is bound, or to which any of the Purchased Assets is subject;

(iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(v) result in a breach or default under, or the cancellation, forfeiture, revocation, suspension or adverse modification of, any Permit owned or held in connection with the Business or that otherwise relates to the Purchased Assets; or

(vi) cause Buyer to become subject to, or become liable for the payment of, any Tax (other than one-half of the Transfer Taxes).

(b) Except for those consents, notices and authorizations set forth on Schedule 5.03(b) (the “Sellers’ Required Notices and Consents”), neither Seller is required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, release or authorization from, any Person or Governmental Authority in connection with the transactions contemplated by the Transaction Documents or the execution and delivery of the Transaction Documents to which either Seller is a party, and the performance of its obligations hereunder and thereunder.

Section 5.04 Capitalization.

(a) Schedule 5.04(a) of the Disclosure Schedule contains a complete and accurate description of the authorized and outstanding equity securities of each of the Sellers.

(b) Schedule 5.04(b) lists the current directors, managers, and officers of each Seller.

Section 5.05 No Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Seller or the Business in connection with the transactions contemplated by the Transaction Documents.

Section 5.06 Permits.

(a) Each Seller owns, holds or possesses all Permits which are necessary to entitle it to own, lease, operate and use its assets and properties and to carry on and conduct the Business as currently conducted and as currently contemplated to be conducted by such Seller. Schedule 5.06(a) sets forth a list and brief description of each such Permit, together with the expiration date, if any, of each such Permit.

(b) Complete and correct copies of all Permits of each Seller have been provided to Buyer. The Sellers are in compliance in all material respects with all of the Permits identified or required to be identified on Schedule 5.06(a) (the “Seller Permits”). Each Seller

has fulfilled and performed in all material respects its obligations under each of the applicable Seller Permits, and no event has occurred or condition or state of facts exists which constitutes (or after notice or lapse of time or both would constitute) a material breach or default under any such Seller Permit, or permits (or after notice or lapse of time or both would permit) forfeiture, revocation or termination of any such Seller Permit, or which might adversely affect the rights of such Seller under any such Seller Permit. No Seller has received, at any time since the Acquisition Date, any notice of cancellation, default or any dispute concerning any Seller Permit, or of any event, condition or state of facts described in the preceding sentence. Each Seller Permit is valid, subsisting and in full force and effect. All applications required to have been made with respect to each such Seller Permit have been duly filed on a timely basis with the appropriate Governmental Authority and all other filings required to have been made with respect to each such Seller Permit have been duly made on a timely basis with the appropriate Governmental Authority.

Section 5.07 Assets.

(a) Except for Permitted Encumbrances or as set forth on Schedule 5.07(a), the Sellers have good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.

(b) The equipment and other assets of the Sellers included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are currently used. The Sellers are the only entities through which the Business is conducted.

Section 5.08 Intellectual Property .

(a) Schedule 5.08(a) contains (i) a complete and correct list of all Patents, Trademarks and Copyrights owned by the each of the Sellers, and all registrations, applications and renewals therefor (collectively, the “IP Registrations”), and (ii) a summary description of the filing, registration, issuance or status thereof, including all relevant dates, inventors’ names, the serial, registration or application number, jurisdiction and the status thereof of any registrations or applications for registration filed (including expiration date, renewal date and any other date when any action must be taken within twelve (12) months of Closing Date to preserve the each Seller’s rights thereunder, if any). All IP Registrations are in full force and effect with all filing, issuance, granting, maintenance, annuity and other fees being due and payable in respect thereof having been paid by the Sellers, and the Sellers have properly filed with or otherwise submitted to the appropriate Governmental Authorities or other offices or registrars, all declarations and other documentation in respect thereof. All IP Registrations are presently assigned to and registered and recorded in the name of the Sellers. The Sellers have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Patents, Trademarks and Copyrights listed on Schedule 5.08(a). Except as set forth on Schedule 5.08(a), title and ownership of all Patents, Trademarks and Copyrights described on Schedule 5.08(a) (or required to be described on Schedule 5.08(a)) is presently in the name of the applicable Seller set forth on such Schedule and each such Seller is the sole and exclusive owner of such Patents, Trademarks and Copyrights, free and clear of any royalty or other payment obligation or Encumbrance (other than Permitted Encumbrances).

(b) Schedule 5.08(b) contains a complete and correct list of all Intellectual Property that is not owned by the Sellers, but is used by the Sellers in connection with the Business (other than Commercially Available Software), including the name of the owner and a list of the Contracts relating to the Sellers’ use of such Intellectual Property (the “License Agreements”). Except as set forth on Schedule 5.08(b), the License Agreements are valid and enforceable and the Sellers’ rights thereunder shall not be affected, altered, changed or terminated by the consummation of the transactions contemplated by the Transaction Documents. Except for the License Agreements, there are no Contracts which restrict or limit the use by the Sellers of any Intellectual Property owned or used by the Sellers in connection with the Business, or which require the payment of any money or giving of other consideration for the use of such Intellectual Property by the Sellers. Schedule 5.08(b) contains a complete and correct list of all licenses of Intellectual Property from a Seller to another Seller or franchisee, and each such license agreement is valid and enforceable, and no right, license, consent or other agreement is required to assign any such license agreement to Buyer hereunder.

(c) The Intellectual Property owned by the Sellers or used in connection with the operation of the Business that is described on Schedules 5.08(a) or 5.08(b) (or is required to be described on Schedules 5.08(a) or 5.08(b)) (the “Seller Intellectual Property”) constitutes all of the Intellectual Property used in, or necessary for, the conduct of the Business as it is currently conducted and as it is currently contemplated to be conducted. The Seller Intellectual Property is valid and enforceable, and all of the Seller Intellectual Property is in good standing. No right, license, lease, consent or other agreement is required to transfer any Seller Intellectual Property. Following the Closing, the Sellers will not possess any right, title or interest in any Seller Intellectual Property

(d) No Seller has granted any options, licenses or agreements relating to any of the Patents, Trademarks or Copyrights listed on Schedule 5.08(a) (or required to be listed on Schedule 5.08(a)) to any other Person. No Seller has granted a covenant not to sue to any Person with respect to any Intellectual Property. Except for the License Agreements, neither Seller is a party to any Contract by which it agrees to maintain the secrecy or confidentiality of any Intellectual Property or proprietary information of any other Person. No Seller is in breach of any such Contract or any other license, assignment or other agreement with respect to any of the Intellectual Property or the proprietary information of any Person. The operations of the Business are not restricted under any non-competition or similar agreement in any manner. Neither Seller has any liability for, and/or has given indemnification for, Intellectual Property infringement as to any intellectual or proprietary property, services, equipment, materials, supplies, business models or processes manufactured, used or sold in the Business.

(e) None of the Seller Intellectual Property, the Sellers’ use thereof nor the operation of the Business, is subject to any pending or, to the knowledge of the Sellers, threatened, Proceeding or other challenge. To the knowledge of the Sellers, no Patents, Trademarks or Copyrights described on Schedule 5.08(a) (or required to be described on Schedule 5.08(a)) nor any products or services made, sold, provided or used in connection with the Business, conflict with, infringe upon, misappropriate or otherwise violate, the intellectual property or proprietary rights of any other Person. To the knowledge of the Sellers, no third party is infringing, misappropriating, misusing or otherwise violating any of the Patents, Trademarks or Copyrights described on Schedule 5.08(a) (or required to be described on Schedule 5.08(a)). No Seller has received any notice to such effect or otherwise suggesting that any Patents, Trademarks or Copyrights described on Schedule 5.08(a) (or required to be described on Schedule 5.08(a)) is invalid.

(f) No Seller has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Hawkeye or Business) of its rights to, or in connection with, any Intellectual Property, which claim is pending.

(g) The Sellers are the sole and exclusive owners of all marketing and promotional materials and records (and the content thereon) that have been or are used in the Business.

(h) All Software used by the Sellers in connection with the Business is Commercially Available Software.

(i) The Sellers have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property in the Sellers’ possession or that is otherwise material to the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Sellers. The Sellers are in compliance in all material respects with all Laws relating to privacy, data protection and the collection and use of personal information, health related information and user information gathered or accessed in the course of the operations of the Business.

(j) The Sellers have promulgated and used reasonable efforts to enforce trade secret protection programs of reasonable and customary scope with respect to their Trade Secrets. To the knowledge of the Sellers, there has been no material violation of such program by any Person or other disclosure of any Trade Secrets of the Sellers. The Sellers have good title to and an absolute right to use its Trade Secrets. To the knowledge of the Sellers, the Trade Secrets of Sellers are not part of the public knowledge or literature and, to the knowledge of the Sellers, have not been used, divulged or appropriated either for the benefit of any Person (other than the Sellers) or to the detriment of the Sellers.

(k) No Internet Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the knowledge of the Sellers, no such action is threatened with respect to any Internet Name.

Section 5.09 Compliance with Laws; Litigation; Antitrust and Competition.

(a) The Sellers have conducted the Business in material compliance with all Laws applicable to the Business and the Purchased Assets. No Seller has received any notice asserting any actual or, alleged non-compliance with any Laws relating to the Sellers, the Purchased Assets or the operation of the Business. To the knowledge of the Sellers, since the Acquisition Date, no event has occurred and no circumstances exist that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Seller of, or a failure on the part of any Seller to comply with, any Law, or (ii) may give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Except as set forth on Schedule 5.09(b), there is no, and since the Acquisition Date until July 31, 2013, there has not been, any Proceeding pending or, to the knowledge of the Sellers, threatened, against any Seller or otherwise with respect to the Business, the Purchased Assets or the Transaction Documents, including any such Proceeding involving or concerning any service provided by the Business.

(c) Since the Acquisition Date and except as covered by the Insurance Policies, except as set forth on Schedule 5.09(c), there is no, and there has not been, any judgment, order, writ, injunction, decree or other similar award (whether rendered by a court, administrative agency or other Governmental Authority, or by arbitration) against any Seller or by which any Seller is or was bound or which otherwise relates to the Business, the Purchased Assets, this Agreement or the transactions contemplated by the Transaction Documents, and, to the extent that the same is disclosed or is required to be disclosed on Schedule 5.09(c), such Seller is not in breach of any such judgment, order, writ, injunction, decree or similar award, and to Seller’s knowledge no event has occurred and no circumstances exist that (with or without notice or lapse of time) may constitute or result in a violation by such Seller of, or a failure on the part of such Seller to comply with, any such judgment, order, writ, injunction, decree or other similar award.

(d) Neither the Business nor any Seller, nor any officer, director or employee thereof, (i) is or has been engaged in any cartel activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, or (ii) is otherwise failing or has otherwise failed to comply with any Laws regarding antitrust or competition.

Section 5.10 Taxes.

(a) Except as set forth on Schedule 5.10(a), all Tax Returns required to be filed by or on behalf of the Sellers, and the Parent with respect to the Sellers and the Business, prior to the Closing Date have been or will be timely filed and such Tax Returns as so filed are or will be correct, complete and accurate in all respects and disclose all Taxes required to be paid for the periods covered thereby and no extension of time in which to file any such Tax Return is in effect or has been requested. All Taxes due and owing by the Sellers, and the Parent with respect to the Sellers and the Business, whether or not shown as due on any Tax Return have been timely paid.

(b) As of the Closing Date, the Sellers and the Parent with respect to the Sellers and the Business, will not have liability for Taxes for any Pre-Closing Tax Period other than Taxes that arise from transactions in the Ordinary Course of Business; and (iii) such Taxes did not, as of the date of the most recently prepared Financial Statements, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the of the balance sheet of the most recently prepared Financial Statements (rather than in any notes thereto, if any) and do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers and Parent in filing its Tax Returns.

(c) Schedule 5.10(c) sets forth all federal, state, local, and non-U.S. Tax Returns filed with respect to the Sellers or the Business, and the Parent with respect to the Sellers and the Business, for taxable periods ended since the Acquisition Date. Correct and complete copies of all such Tax Returns (other than income tax returns) shall have been made available to Buyer not later than August 30, 2013.

(d) All Taxes which the Sellers, and the Parent with respect to the Sellers and the Business, are required by Law to withhold or to collect for payment to any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld and collected, and have been paid or will be paid to the proper Governmental Authority, and all Forms W-2 and 1099 and other information Tax Returns required with respect thereto have been properly completed and timely filed.

(e) There are no Tax Encumbrances (except for Encumbrances relating to current property Taxes not yet due) on any of the Purchased Assets and no basis exists for any such Encumbrances.

(f) Except as set forth on Schedule 5.10(f), the Sellers, and the Parent with respect to the Sellers and the Business, have not received notice that any audit or examination has been conducted with respect to any Tax Return by any Governmental Authority. There are no Tax Proceedings pending or being conducted with respect to the Sellers or the Business, or the Parent with respect to the Sellers and the Business.

(g) Except as set forth on Schedule 5.10(g), there are no outstanding agreements or waivers extending the statutes of limitations with respect to the assessment of any Tax and no such agreements or waivers have been requested.

(h) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Sellers, and the Parent with respect to the Sellers and the Business, have not paid Taxes or filed Tax Returns asserting that the Sellers, and the Parent with respect to the Sellers and the Business, are or may be subject to Taxes assessed by such jurisdiction.

(i) No transaction contemplated by this Agreement is subject to: (i) withholding under Section 1445 of the Code (relating to the Foreign Investment Real Property Tax Act) or any other type of withholding; or (ii) stock transfer Taxes or gains Taxes.

(j) No Seller is a party to or bound by any Tax Allocation or sharing agreement. Since the Acquisition Date, no Seller (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), or (ii) has liability or obligation for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, Law or otherwise.

(k) None of the Sellers, and the Parent with respect to the Sellers and the Business, have any prepaid amounts or deposits for services or goods to be delivered after the Closing Date under any Assumed Contracts.

(l) All of the Sellers’ property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing, and no portion of any of the Sellers’ property constitutes omitted property for property Tax purposes.

(m) The Sellers have (i) properly remitted to the appropriate state taxing authority all sales Taxes that were properly collected by the Sellers, and (ii) returned all sales Taxes erroneously collected, if any, from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Taxes to the appropriate state Governmental Body).

(n) The Sellers have not entered into any Contract or arrangement with any Taxing authority that requires the Sellers to take any action or to refrain from taking any action. The Sellers are not a party to any contract with any Taxing authority that would be terminated or adversely affected as a result of the Transactions contemplated under this Agreement.

(o) Each of the Sellers and Parent Intermediate is, and has been since the Acquisition Date, disregarded as an entity separate from its owner for federal income Tax purposes under Treasury Regulation Section 301.7701-2(c)(2)(i) and Section 301.7701-3 and for state and local income Tax purposes. Since the Acquisition Date, each of the Sellers is not a successor to, by merger or otherwise, any other entity, including any entity that was classified as a corporation for federal income Tax purposes under Treasury Regulations Section 301.7701-2(b) or otherwise or for state and local income Tax purposes. Parent Intermediate is treated as a U.S. corporation for federal income Tax purposes under Treasury Regulations Section 301.7701-2(b) and for state and local income Tax purposes and is the sole owner of the Sellers for federal, state and local income Tax purposes. Parent is the sole owner of all of the assets of the Sellers for federal, state and local income Tax purposes. Parent is not a foreign person as defined in Section 1445 of the Code.

Section 5.11 Financial Statements; Absence of Undisclosed Liabilities; Books and Records.

(a) The Financial Statements (i) were derived from the books and records of the Sellers, (ii) fairly present the financial condition and results of operations of the Sellers as of and at the dates and as of and for the periods indicated therein, and (iii) have been prepared in accordance with GAAP, except for, in the case of the unaudited Financial Statements, the absence of footnotes.

(b) The Sellers have no Debt, Loss, adverse claim, penalty, liability or obligation (whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) except those which (i) are reflected in the most recently prepared Financial Statements, (ii) have arisen after the date of the most recently prepared Financial Statements in the Ordinary Course of Business and do not relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, or any environmental liability, or (iii) are otherwise set forth on Schedule 5.11(b).

(c) All books, records and accounts of the Sellers, true, correct and complete, copies of which have been made available to Buyer, are accurate and complete, represent bona fide transactions and are maintained in accordance with good business practice and all applicable Laws. Since the Acquisition Date, each transaction in connection with the Business is, and has been, properly and accurately recorded on the books and records of the Sellers, and each document upon which entries in the books and records of the Sellers are based is, and has been since the Acquisition Date, complete and accurate in all material respects. Each of the Sellers maintains systems of internal accounting controls adequate to ensure that (i) it maintains no off-the-books accounts, (ii) transactions are executed in accordance with management’s general or specific authorizations, (iii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iv) access to assets is permitted only in accordance with management’s general or specific authorizations, (v) the assets of the Business are, and have been, used only in accordance with management’s general and specific authorizations, and (vi) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.12 Accounts Receivable and Inventory.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of Receivables as of July 31, 2013. The Receivables (i) are valid and existing accounts receivable arising in the Ordinary Course of Business, and (ii) except as set forth in Schedule 5.12(a), are owned free and clear of any Encumbrances (other than Permitted Encumbrances). None of the Receivables are subject to any setoffs or counterclaims or represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All of the inventories of the Sellers were purchased in the Ordinary Course of Business and are located at the Real Property, and all portions of such inventories are fit for their intended use and are of a quality and quantity usable and saleable in the Ordinary Course of Business. The current inventories of Hawkeye constitute sufficient quantities for the normal operation of the Business in accordance with past practice and are not excessive. No Seller is in possession of any inventories not owned by Hawkeye (including goods already sold).

Section 5.13 Absence of Changes . Except as set forth on Schedules 5.13(a) and (b), respectively, since December 31, 2012, (a) there has not occurred any event, change, circumstance, condition, violation or development (whether or not arising in the Ordinary Course of Business) which has or had a Material Adverse Effect, and (b) the Sellers have conducted the Business and caused the Business to be conducted only in the Ordinary Course of Business and no Seller has taken or agreed to take any of the actions prohibited by Section 7.01(b).

Section 5.14 Real Property.

(a) Owned Real Property. The Sellers have no Owned Real Property.

(b) Leased Real Property. Schedule 5.14(b) contains a true, accurate and complete list of all Leased Real Property and all Real Property Leases (including, in the case of any oral Real Property Lease, a written summary of the material terms thereof and identification of any guarantors or other responsible parties). A true, correct and complete copy of each of the Real Property Leases has been made available to Buyer, and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Buyer and identified on Schedule 5.14(b). Each of the Real Property Leases is in full force and effect, the applicable lessees hold valid and existing leasehold interests thereunder for the term thereof and neither the applicable lessee nor, to the knowledge of the Sellers, any other party thereto, is in breach or default thereunder. No applicable lessee has previously assigned its interest in any of the Real Property Leases. Except as set forth on Schedule 5.14(b), there are no agreements or arrangements with respect to the Leased Real Property, including any leases or tenancy arrangements, written or oral, which create or confer on any other Person a right to use or occupy all or any part of the Leased Real Property other than the Real Property Leases. The applicable lessee is in compliance in all material respects with all requirements of the Real Property Leases regarding environmental matters. The consummation of the transactions contemplated by the Transaction Documents will not cause a breach of or result in any default under, or require any consent, notice or waiver under, any Real Property Lease. No event or circumstance has occurred or exists which would, either with or without notice or the passage of time or both, constitute a breach or default, or permit the termination, modification or acceleration of rent under, any Real Property Lease. The possession and quiet enjoyment of the Leased Real Property has not been disturbed

(c) The Real Property constitutes all of the interests in real property used or held for use in connection with the Business.

(d) With respect to each parcel of Real Property:

(i) to the knowledge of the Sellers, there are no rights of first refusal, purchase contracts, options or other agreements of any kind, whereby any Person has acquired or has any right to acquire title to all or any material portion of the Real Property;

(ii) there are no pending or, to the knowledge of the Sellers, threatened condemnation Proceedings relating thereto, or other matters materially and adversely affecting the current use, occupancy, or value thereof;

(iii) the present use of the Business complies in all respects with applicable zoning ordinances and all other Laws;

(iv) all Permits that are required or necessary to use or occupy such parcel or operate the Business as currently conducted thereon, have been issued, are in full force and effect and have been maintained in compliance with all Laws; and

(v) neither Seller has received notice from any Governmental Authority of any violation of any Law or Permit issued with respect to any of the Real Property that has not been corrected heretofore, and no such violation exists which, individually or in the aggregate, could have a Material Adverse Effect on the operation or value of any of the Real Property.

Section 5.15 Contracts.

(a) Set forth on Schedule 5.15(a) is a true, complete and correct list of each of the following Contracts (including any amendments or modifications thereto) to which any Seller is a party or by which any Seller or any of the Purchased Assets are bound and which relate to the Business (each a “Material Contract”):

(i) all Contracts for providing services to be provided by a Seller, including, but not limited to, project agreements, including any change orders for lump sum projects thereunder, and including on such schedule a summary of each such Contract, including: work type, work description, applicable profit center, type of contract, the labor union utilized, the end date of such Contract and such Seller’s reasonable, good faith estimates of the total value, value complete, percentage complete and value remaining with respect to each such Contract;

(ii) all Contracts for the purchase or sale of supplies, personal property or equipment with a value in excess of One Thousand Dollars ($1,000.00);

(iii) all bids and responses to requests for proposals submitted or in process to be submitted by any Seller;

(iv) all leases, subleases, licensees, guarantees and other similar Contracts concerning the use, occupancy, management or operation of any real property;

(v) all leases, subleases, licenses and other similar Contracts under which any Seller has granted or received any license or other right to use any tangible personal property;

(vi) all Contracts under which any Seller has granted or received any license or other right to use Intellectual Property;

(vii) representative sample Contracts relating to the confidentiality, non-disclosure or ownership of any data, information, technology, inventions or any Intellectual Property or other rights or assets of any Seller or any other Person;

(viii) all broker, distributor, dealer, agency, sales promotion, market research, marketing, consulting and advertising and similar Contracts;

(ix) all promissory notes of any Seller and other Contracts relating to any loan, capital financing or any other Debt of any Seller; all Contracts pursuant to which any Seller has entered into any guaranties of any Debt or other liability or obligation of any Person, and other similar Contracts; and all Contracts relating to any loan or financing from any Seller to any Person;

(x) all Contracts pursuant to which any Seller has granted to any Person an Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(xi) all Contracts that limit or restrict, or purport to limit or restrict, the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) all management Contracts and Contracts with independent contractors or consultants, and other similar Contracts;

(xiii) all employment, compensation bonus, severance pay, termination pay, change of control and deferred compensation Contracts, and other similar Contracts, between any Seller and any employee or consultant or contractor to such Seller;

(xiv) all collective bargaining agreements and other similar Contracts between any Seller and any labor union or other labor organization;

(xv) all Employee Plans and all Contracts providing for benefits under any Employee Plan;

(xvi) all polices of insurance and other similar Contracts;

(xvii) all tax sharing and tax allocation Contracts;

(xviii) all Contracts entered into after the Acquisition Date pursuant to which any Seller acquired or has any right to acquire all or any substantial part of the business and properties or capital stock of any Person (including any acquisition structured as a sale of stock, sale of assets, merger, consolidation or share exchange), and any Contract pursuant to which any Person has the right to so acquire any Seller; and

(xix) all Contracts with any Governmental Authority, including any military branch, service or agency, or with any government contractor (e.g., Contracts under which any Seller is supplying products or services directly to a Governmental Authority or to a customer that is directly or indirectly supplying products or services to a Governmental Authority).

(b) The Sellers have previously provided to Buyer (i) a true, correct and complete copy of each written Material Contract and (ii) a written summary of the material terms and conditions of each oral Material Contract.

(c) Other than any Material Contract which has terminated or expired in accordance with its terms, each of the Material Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether in equity or at law)), and such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law)) immediately following the Closing.

(d) No Seller is, nor has any Seller received any notice that it is, nor, to the knowledge of the Sellers, is any other party to a Material Contract, in violation, breach or default in any material respect thereunder, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default. No party to any Material Contract has (i) indicated to any Seller its intention to amend or terminate the Contract, or (ii) made any claims against, or sought indemnification from, any Seller as to any matter arising under or with respect to such Material Contract, and no Seller has been advised that any such claims may be asserted or initiated. Except as set forth in Schedule 5.15(d), no Seller has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any right, title or interest in or to any of the Material Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

Section 5.16 Relationships with Related Persons/Arm’s Length Contracts . No Seller nor any current Employee or, to the knowledge of the Sellers, consultant or Affiliate of any Seller or any Family Member of any of them: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, any Seller except for claims of employees in the Ordinary Course of Business, including claims for accrued vacation pay or for accrued benefits under an Employee Plan; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any Seller is using or which is necessary for the Business; (c) owns any direct or indirect interest of any kind in, or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor of the Business or is a supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Business, (ii) engaged in a business or other venture related to the Business, or (iii) participating in any transaction to which any Seller is a party; or (d) otherwise is or has been a party to any Contract or transaction with any Seller. Without limiting the generality of the foregoing, no Seller has any outstanding loans, advances or other indebtedness incurred by any director, manager, officer, member, stockholder or current or, to the knowledge of the Sellers, former employee thereof, and there are no loans or advances made to any Seller by, or Debt incurred by any Seller to, any director, officer, member, stockholder or current or, to the knowledge of the Sellers, former employee of any Seller. Each of the Assumed Contracts is on arm’s length terms.

Section 5.17 Insurance . Set forth on Schedule 5.17 is a true, correct and complete list of: (a) all insurance policies maintained by each Seller or in which any Seller has an interest and that pertain in any way to the Business or that insure any aspect of the Business or any of the Purchased Assets (the “Insurance Policies”); and (b) the names of the providers of such Insurance Policies. Sellers have previously made available to Buyer a list of all claims made under such Insurance Policies, or any other policy, within the prior three (3) years, including all outstanding claims. With respect to each Insurance Policy: (x) the policy is legal, valid, binding, enforceable and in full force and effect and will continue to be in full force and effect with respect to those policies maintained by the Sellers as of the Closing; (y) no Seller nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and to the knowledge of Sellers, no event has occurred that, with notice or the lapse of time, would constitute a material breach or material default, or permit termination, modification or acceleration under such policy; and (z) to the knowledge of the Sellers, no party to the policy has repudiated any provision of such policy. Since the Acquisition Date, no Seller has received any notice of cancellation or termination with respect to any Insurance Policy which was not replaced on substantially similar terms prior to the date of such cancellation.

Section 5.18 Employees; Employment Agreements.

(a) Set forth on Schedule 5.18(a) is a true, correct and complete list of all employees of and consultants to Hawkeye as of July 31, 2013 (including each employee on leave of absence or on layoff status with return to work rights), together with each such person’s job title and function. Sellers have previously made available to Buyer, in respect of each such employee: (i) date of hire, (ii) hourly wage rate or salary or other basis of compensation, (iii) each bonus, hourly rate increase and/or salary increase granted (or committed to be granted), since December 31, 2012 for non-union employees, (iv) accrued vacation, sick time or other paid time off for non-union employees, (v) service credited for purposes of vesting and eligibility to participate in any Employee Plan, and (vi) work location and bargaining unit identification. Each employee of Hawkeye has all licenses and authorizations and necessary or required for such employee to perform his or her duties and responsibilities on behalf of Hawkeye. All employees of Hawkeye are citizens of, or are authorized in accordance with federal immigration laws to be employed in the United States. Halpin does not have any employees.

(b) All employees have completed satisfactorily drug testing and background checks in accordance with Hawkeye’s policies set forth on Schedule 5.18(b), and, except as set forth therein, there are no written personnel policies, rules or procedures applicable to any employee, and all such information has been made available to Buyer. Hawkeye has paid in full (or accrued consistent with regular pay periods) all wages, salaries, commissions, incentives, bonuses and other compensation due to any employee of Hawkeye or otherwise arising under any Employee Plan in accordance with applicable law.

(c) Set forth on Schedule 5.18(c) is a true, correct and complete list of each employment, compensation, bonus, severance pay, termination pay, change of control and deferred compensation agreement, union, collective bargaining or other labor agreement, or similar Contract between Hawkeye and any Employee of Hawkeye (collectively, the “Employment Agreements”). Except as set forth on Schedule 5.18(c), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) will result in any payment being made or coming due from Hawkeye to any employee of, or consultant to, Hawkeye pursuant to any such Contract.

(d) To the knowledge of Hawkeye, no officer, director, employee, agent or contractor of Hawkeye is subject to any Contract or any order, writ or judgment that prohibits, limits or purports to limit such Person from (i) engaging in or continuing any conduct, activity, duty or practice relating to the Business, or (ii) assigning to Hawkeye or to any other Person any rights to any invention, improvement, discovery or other similar proprietary rights. To the knowledge of Sellers, no former or current employee of either Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of Sellers or Buyer to conduct the Business in the manner previously, currently or contemplated to be conducted.

(e) Hawkeye has complied in all material respects with all Laws (including WARN) relating to employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, non-harassment, non-discrimination, immigration (including immigration related hiring practices and benefits), wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational health and safety. Hawkeye is not liable for the payment of any Taxes, fines penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(f) In connection with the operation of Hawkeye, neither of the Sellers has received any notice of any unfair labor practice charge, complaint or any other Proceeding pending before the National Labor Relations Board, or any other Governmental Authority, related to any employees, ex-employees, retirees, or applicants for employment of Hawkeye and, to the knowledge of the Sellers, no such charge, complaint, or Proceeding has been threatened. In connection with the operation of Hawkeye, neither of the Sellers have received any notice of any activities or proceedings of any labor union (or representatives thereof) to organize any non-union employees of Hawkeye, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Hawkeye and, to the knowledge of the Sellers, within the twelve (12) months prior to the date of this Agreement, no such activities or proceedings are or were underway nor has Hawkeye been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof. In connection with the operation of Hawkeye, neither Seller is a party to or otherwise bound by any union, labor or collective bargaining agreement except as set forth in Schedule 5.18(f) or any order, ruling, determination or decision by any Governmental Authority relating to any employee, ex-employee, retiree, or applicant for employment of Hawkeye or Law related to employment.

(g) Except as disclosed on Schedule 5.18(g), there are no Proceedings against Hawkeye or, to the knowledge of the Sellers, threatened, based on, arising out of, in connection with, or otherwise relating to, the employment (or termination of employment) by Hawkeye of any individual, including individuals classified as independent contractors or “leased employees” (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including any Proceeding relating to employment discrimination, harassment, retaliation, pay, benefits, employee health, safety or welfare, immigration, leaves of absence, reasonable accommodation, or workers’ compensation, or disability benefits.

(h) With respect to the transactions contemplated by the Transaction Documents, any notice required under any Law or collective bargaining agreement has been given by the Sellers, and all bargaining obligations with any union or other employee representative have been, or prior to the Effective Time will be, satisfied by the Sellers.

Section 5.19 Employee Benefits.

(a) To the knowledge of the Sellers, Schedule 5.19 contains a true and complete list of each Employee Plan in respect of which Hawkeye has or had liability between January 1, 2012 and the Closing Date. To the knowledge of the Sellers, since the Acquisition

Date, all Employee Plans (other than Multiemployer Plans) were at all times sponsored, maintained, made available, administered and contributed to in all material respects in accordance with the terms and conditions of such plans, any applicable collective or individual agreements or policies and any Applicable Laws. To the knowledge of the Sellers, since the Acquisition Date, all contributions were made to Multiemployer Plans in accordance with the terms and conditions of the applicable collective or individual agreements or policies and any applicable Laws.

(b) To the knowledge of the Sellers and except as described on Schedule 5.19, the Sellers have previously made available to Buyer the following documents with respect to each Employee Plan (other than Multiemployer Plans): (1) correct and complete copies of all documents embodying such Employee Plan, including all amendments thereto, and all related trust documents, (2) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) the most recent annual actuarial valuation, if any, (4) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (5) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (6) all material correspondence to or from any Governmental Entity received in the last year and (7) all discrimination tests for the most recent plan year for which such tests were completed.

(c) To the knowledge of the Sellers, neither of the Sellers is a party to or bound by, nor does Hawkeye have any liability or contingent liability with respect to, any Employee Plan other than those listed in Schedule 5.19. Neither of the Sellers has made any promise, proposal or commitment whether legally binding or not, to create any additional Employee Plan or to modify or change any Employee Plan that would affect any employee of Hawkeye.

(d) Except as set forth on Schedule 5.19, all contributions and premiums required from the Sellers or an ERISA Affiliate, by law or by the terms of any Employee Plan have been timely made. Except as set forth on Schedule 5.19, to the knowledge of the Sellers, there are no pending Proceedings (other than with respect to Multiemployer Plans), which have been asserted or instituted against any of the Employee Plans, the assets of any such Employee Plans, the Sellers or any ERISA Affiliate (as defined below) or the plan administrator or any fiduciary of any Employee Plan with respect to the operation of any such plan (other than routine claims for benefits).

(e) Except as set forth on Schedule 5.19, neither Seller nor any current or former trade or business (whether or not incorporated) which is treated with the Sellers as a single employer under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has maintained, sponsored or contributed to (i) any benefit plan subject to Title IV of ERISA or Section 412 of the Code other than a Multiemployer Plan, including but not limited to a money purchase pension plan or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, at any time, or (ii) any benefit plan that is a Multiemployer Plan at any time within the past seven (7) years. Except as otherwise described on Schedule 5.19, no event or fact exists which could give rise to any liability to Hawkeye or any ERISA Affiliate under Title IV of ERISA or Section 412 of the Code. Except as described on Schedule 5.19, to the knowledge of the Sellers, no claim, action, arbitration, complaint, grievance, petition, suit or other proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Employee Plan (other than Multiemployer Plans) or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Plan). Except as described on Schedule 5.19, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Plan (other than Multiemployer Plans).

(f) Except as set forth on Schedule 5.19, none of Hawkeye or its current or former ERISA Affiliates has withdrawn from a Multiemployer Plan at any time during the last six (6) years or become liable for any withdrawal liability as determined under Section 4201 of ERISA that has not been satisfied in full.

(g) Except as described on Schedule 5.19, to the knowledge of the Sellers, and other than with respect to Multiemployer Plans neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will (i) result in any payment (including severance, unemployment compensation, retention bonus or golden parachute) becoming due to any current employee of Hawkeye, (ii) increase any benefits otherwise payable under any Employee Plan or existing employment agreement to any current employee of Hawkeye, or (iii) result in the acceleration of the time of payment or vesting of any benefit to any current employee of Hawkeye.

(h) Except as described on Schedule 5.19, neither of the Sellers nor any ERISA Affiliate maintains an Employee Plan or Employment Agreement providing continuing welfare benefits after the termination of employment (other than as required by applicable law and at the former employee’s own expense or under a Multiemployer Plan) for any current or former employee of an ERISA Affiliate, and, to the knowledge of the Sellers, each of the ERISA Affiliates has complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder, to the extent applicable.

(i) No grievance, petition, or other Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of the Sellers, threatened against or with respect to any Employee Plan (other than a Multiemployer Plan) or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Plan). Except as described on Schedule 5.19, there are no audits, inquiries or proceedings pending or, to the knowledge of the Sellers, threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Plan.

(j) To the knowledge of Sellers, each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409(A)(d)(1) of the Code) complies in all material respects with Section 409A of the Code and guidance issued thereunder.

Section 5.20 Environmental Matters.

(a) Since the Acquisition Date, the Sellers and their Affiliates have at all times complied, and are currently in compliance, in all material respects, with all applicable Environmental Laws.

(b) The Sellers (i) have received, and are in material compliance, with all Environmental Permits required of them under Environmental Laws to conduct the Business, (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such Environmental Permits, and (iii) have paid all fees, assessments or expenses due under any such Environmental Permits. All such Environmental Permits are in full force and effect.

(c) The Sellers have not received notice from any Governmental Authority or any third party of any alleged, actual or potential liability for the investigation or remediation of any Release of Hazardous Materials, or for any violation of Environmental Laws; and there are no Proceedings pending or, to the knowledge of the Sellers, threatened against the Sellers alleging any liability under Environmental Laws.

(d) No Releases have occurred at the Real Property or at any Waste Site that would reasonably be expected to give rise to any Proceeding against the Sellers under any Environmental Law.

(e) There are no underground or aboveground storage tanks currently in use at the Real Property, and, since the Acquisition Date, no such tanks have been removed from the Real Property during Sellers’ or their Affiliates’ operation thereof prior to the Closing Date.

(f) The Business is not required, or reasonably expected, to incur material capital expenditures during the current and the subsequent fiscal year to reach or maintain compliance with existing Environmental Laws.

(g) None of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of, or provide notice to, any Government Authority under any Environmental Laws.

(h) The Sellers have provided Buyer with materially accurate copies of all environmental reports, material correspondence, and Environmental Permits in its possession, custody or control.

Section 5.21 Debt. Schedule 5.21 sets forth all outstanding Debt of the Sellers, and all Encumbrances on the Purchased Assets securing such Debt.

Section 5.22 Miscellaneous. Neither of the Sellers has intentionally withheld from Buyer any material fact relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Sellers or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that the statements contained in this Article VI are correct and complete as of the date hereof.

Section 6.01 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 6.02 Authorization. Buyer has all requisite limited liability company power and authority to (a) make, execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement constitutes, and when executed and delivered the other Transaction Documents to which Buyer is a party will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).

Section 6.03 Non-Contravention. Neither Buyer’s execution or delivery of this Agreement or any of the other Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof and thereof will (a) conflict with or violate any provision of the Charter Documents of Buyer or any resolution or action adopted by the directors or managers of Buyer, or (b) conflict with or violate any Law applicable to Buyer.

Section 6.04 Consents and Notices. Buyer is not required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, waiver, release or authorization from, any Person or Governmental Authority in connection with the transactions contemplated by the Transaction Documents or the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, and the performance of its obligations hereunder and thereunder.

Section 6.05 No Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Buyer in connection with the transactions contemplated by the Transaction Documents.

Section 6.06 Availability of Funds. Buyer has, or will have, prior to the Closing, sufficient cash to enable it to pay the full Purchase Price and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it in connection with the transactions contemplated hereby.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.01 Conduct of the Business Prior to Closing.

(a) Required Actions. From the date hereof until the Closing Date or the earlier termination of this Agreement, except to the extent required by Law, otherwise expressly permitted or required by this Agreement or with the prior written consent of Buyer, each of the Sellers will:

(i) carry on the Business in and consistent with the Ordinary Course of Business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain its properties in good operating condition and repair, (C) keep available the services of its present officers, directors, managers, employees, consultants, contractors and agents, and (D) preserve its relationships with its customers, suppliers, distributors, lessors, Governmental Authorities and other Persons having business relationships with it, with the goal and intent that its goodwill and ongoing business will be on the Closing Date substantially the same as it is on the date hereof;

(ii) pay all accounts payable and other obligations of the Sellers in the Ordinary Course of Business, except for (A) accounts payable or other obligations that are the subject of a bona fide dispute, or (B) accounts payable to any Affiliate thereof (all of which, will be fully settled or discharged at or prior to the Closing);

(iii) use commercially reasonable efforts to maintain in effect or renew all Permits required for the ongoing operations of the Business;

(iv) comply with all applicable Laws;

(v) perform in all material respects all of the Sellers’ obligations under all Contracts (except as described in Section 7.01(a)(ii) regarding bona fide payment disputes); and

(vi) promptly notify Buyer in writing, at any time before the Closing Date, of any fact, condition, event, circumstance or occurrence that will, or would reasonably be expected to, result in the failure of any of the conditions contained in Article VIII to be satisfied.

(b) Prohibited Actions. Without limiting the generality of the foregoing clause (a), from the date hereof until the Closing Date or the earlier termination of this Agreement, except to the extent required by Law, otherwise expressly permitted or required by this Agreement or with the prior written consent of Buyer, the Sellers will not take any of the following actions relating to the Business; provided, however, that none of the prohibited actions in this Section 7.01(b) will apply to any Excluded Asset:

(i) adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of any Seller;

(ii) enter into any Contract or commitment that would, if in existence on the date hereof, be a Material Contract;

(iii) license, dispose of or permit to lapse any rights to any Intellectual Property;

(iv) cancel or terminate, or permit to be cancelled or terminated, any insurance policy naming any Seller or the Business as its beneficiary or loss payee;

(v) (A) incur, assume or guarantee any Debt, (B) make any loans, advances or capital contributions to any Person, or (C) modify the terms of any existing Debt or financing arrangements;

(vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person;

(vii) make or commit to make any capital expenditures exceeding One Hundred Thousand Dollars ($100,000.00) in aggregate;

(viii) change any accounting methods (including changes in reserve or accrual amounts or policies) or any other financial or Tax accounting methods (including changes in reserve or accrual amounts or policies) or any other financial or Tax accounting methods, policies or practices, except and only to the extent required by a change in GAAP;

(ix) with respect to any Seller, the Business or its assets, and the Parent with respect to the Sellers and the Business, change any accounting methods (including changes in reserve or accrual amounts or policies) or any other financial or Tax accounting methods, policies or practices, except and only to the extent required by a change in GAAP;

(x) (A) hire any new employee or independent contractor or enter into an employment Contract for the hire of a new employee or Contract for the engagement of an independent contractor, except in the Ordinary Course of Business; (B) amend any existing employment or independent contractor Contract; (C) increase the compensation or wages of or pay bonuses to any employees or independent contractors of Hawkeye, except for increases or payments that are required under any Contract as in effect on the date hereof, and except in the Ordinary Course of Business; (D) transfer any employee to any other business of any member; (E) except as required by applicable Law, amend or terminate any Employee Plan or establish any new employee benefit plan, program, arrangement or agreement; or (F) grant any equity-related performance or similar awards or bonuses to any officer, director, manager, employee, contractor or consultant of any Seller;

(xi) hire or terminate any management level employee of Sellers or lay off or terminate any employee of the Business other than for cause without the written consent of Buyer, which shall not be unreasonably withheld.

(xii) sell, transfer, lease, license, encumber or otherwise dispose of any property or asset of any Seller, other than Excluded Assets in the Ordinary Course of Business;

(xiii) organize any Subsidiary or acquire (including by merger or consolidation) or invest in assets, stock or equity of, or otherwise make a capital contribution to, any Person or entity, other than (A) acquisitions of inventory in the Ordinary Course of Business, and (B) acquisitions of assets in the Ordinary Course of Business;

(xiv) compromise in any material respect or settle any Proceeding other than relating to Taxes or any of the Excluded Assets;

(xv) modify or amend in any material respect, or terminate, any Assumed Contract (including any Real Property Lease that is an Assumed Contract), or prepay, cancel, waive, release or assign any material rights or claims, or offer any discounts or credits, in excess of Fifty Thousand Dollars ($50,000);

(xvi) enter into any Contract between any Seller, on the one hand, and the members, any Family Member thereof or any of their respective Affiliates, on the other;

(xvii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, change in control, termination or retention payment or benefits to any officer, director, manager or employee of Hawkeye;

(xviii) materially change any of Hawkeye’s policies or practices in respect of the collection of accounts receivable;

(xix) revalue any of the assets or properties of the Business, including by writing down the value of inventory or writing off accounts receivable;

(xx) enter into any licensing arrangement or joint venture, in connection with the Business;

(xxi) take any action or knowingly omit to take any action, which action or omission would or could reasonably be expected to result in any of the conditions to the Closing set forth in Article VIII not being satisfied or any representations or warranty of the Sellers made under this Agreement to be untrue or inaccurate at the Closing Date;

(xxii) take any action that is designed or intended to, or would be reasonably expected to, have the effect of discouraging any officer, director, manager, employee, consultant, contractor, agent, customer, supplier, distributor, lessor, lender, Governmental Authority or other Person having a business relationship with the Business from maintaining the same business relationship with the Business and Buyer after the Closing in the manner such relationship was maintained prior to the Closing; or

(xxiii) agree in writing or otherwise to take any of the actions described in this Section 7.01(b).

Section 7.02 Access to Business Information. From and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Sellers shall:

(a) afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Buyer (collectively, the “Buyer Representatives”), upon reasonable advance notice, full and free access to all of the Sellers’ properties, books, Contracts, commitments, records and employees relating to the Business;

(b) promptly furnish to Buyer (i) each report, schedule and other document filed or received by the Sellers pursuant to the requirements of applicable Laws or filed with or sent to any Governmental Authority, and (ii) all information concerning the Sellers and their officers, managers, directors and employees and such other matters as may be reasonably requested by Buyer or the Buyer Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by the Transaction Documents;

(c) permit Buyer and the Buyer Representatives to make such inspections of the Facilities as Buyer may reasonably require upon reasonable advance notice to the Sellers;

(d) furnish Buyer with such financial and operating data and other information with respect to the Business, including the properties and personnel of the Sellers, as Buyer may from time to time reasonably request;

(e) grant Buyer and the Buyer Representatives access and information relating to Intellectual Property and to the employees, consultants and contractors of the Sellers who are involved in information technology functions relating to the operation of the Business; and

(f) otherwise permit Buyer and the Buyer Representatives to conduct a full and complete due diligence investigation of the Sellers and the Business, including interviews with key customers and suppliers of the Business, together with Seller Representatives, as may be requested by Buyer from time to time.

Section 7.03 Further Assurances. The Sellers and Buyer will undertake commercially reasonable efforts and do all reasonable acts and things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents, and each will cooperate reasonably with the others, both before and after the Closing, in connection with any steps required to be taken as part of such Party’s obligations under this Agreement. Without limiting the generality of the foregoing, following the Closing, each Party shall, from time to time, at the request of any other Party and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, in the case of the Sellers, the execution and delivery of such instruments of conveyance and transfer as are necessary to more effectively evidence the sale, transfer, assignment and delivery of the Purchased Assets to Buyer.

Section 7.04 Notices, Consents, Etc. As promptly as practicable following the execution hereof, the Sellers shall use commercially reasonable efforts to give, file or obtain, or cause to be given, filed or obtained, all Sellers’ Required Notices and Consents including the Material Consents. The Sellers shall promptly provide Buyer with true and complete copies of all such notifications and filings and the Material Consents, and inform Buyer of any written communications received from any Governmental Authority or other Person in connection with Sellers’ Required Notices and Consents or the Material Consents. The Sellers shall coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with any notices, filings or other actions required to be made or taken by Buyer in connection with this Agreement.

Section 7.05 CFIUS Review Procedure.

(a) Without limiting Section 7.04, Buyer and the Sellers shall use reasonable best efforts to file within five (5) days after the date of this Agreement a voluntary notice to CFIUS pursuant to Section 721 of Defense Production Act of 1950, as amended (“Exon-Florio”) and 31 C.F.R. Part 800 with respect to Buyer’s acquisition of the Business (the “CFIUS Notice”). Buyer and the Sellers shall, as promptly as reasonably practicable after the date hereof, use reasonable best efforts to make all necessary further filings and other submissions and applications with respect to the CFIUS Notice, this Agreement, and Buyer’s acquisition of the Business. Without limiting the foregoing, Buyer and the Sellers will use reasonable best efforts to file a fully executed copy of this Agreement as a supplement to the CFIUS Notice within three (3) Business Days after the date hereof. Buyer and the Sellers shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to each other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to Exon-Florio.

(b) Without limiting the foregoing, Buyer and the Sellers agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the CFIUS Notice, (ii) give each other (or the other’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding the CFIUS Notice, and (iv) promptly provide each other with copies of all written communications to or from any Governmental Authority relating to the CFIUS Notice; provided, however, that Buyer shall not be required by the terms of this Section 7.05 to disclose to the Sellers non-public information about Buyer or its Affiliates that Buyer considers to be confidential or proprietary. Notwithstanding the foregoing provisions of this Section 7.05, Buyer and its Affiliates shall not be obligated to accept any particular conditions imposed in exchange for CFIUS clearance.

Section 7.06 Public Announcements. The Sellers and Buyer will consult with each other and will mutually agree upon any press release or public announcement pertaining to the execution of this Agreement or the consummation of the transactions contemplated by the Transaction Documents. Neither the Sellers nor Buyer shall issue any other press release or make any other public announcement relating to the subject matter of this Agreement or the transactions contemplated by the Transaction Documents without the agreement of the other Parties. Nothing contained in this Section 7.06 shall prevent a Party from at any time furnishing any information to any Governmental Authority or from making any disclosures required under applicable Law, including the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such Party’s shares of capital stock, or the shares of capital stock of such Party’s ultimate parent corporation, are listed.

Section 7.07 Discharge of Encumbrances. At or before the Closing, the Sellers shall obtain the release of all Encumbrances (other than Permitted Encumbrances) against any of the Purchased Assets.

Section 7.08 No Solicitation.

(a) From the date hereof through the Closing Date or the earlier termination of this Agreement, neither the Sellers nor their Affiliates shall, directly or indirectly, enter into, solicit, initiate, encourage (including by way of providing information) or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or furnish or exchange any non-public information to or with, or otherwise cooperate in any other way with, any Person, concerning any Competing Transaction, other than with Buyer and the Buyer Representatives. Neither the Sellers nor any of their Affiliates shall, directly or indirectly, or through any advisors or other representatives thereof, solicit, initiate, encourage or entertain (including by way of providing information), discuss, negotiate with, provide any non-public information to or consider the merits of the submission of any proposal or offer from any Person relating to any Competing Transaction. Each of the Sellers represents that neither it, nor any of its Affiliates, advisors or other representatives, is directly or indirectly now engaged in discussions or negotiations with any Person other than Buyer and the Buyer Representatives with respect to any of the foregoing. For purposes of this Agreement, the term “Competing Transaction” shall mean, with respect to the Sellers: (i) any merger, reorganization, consolidation, share exchange or other business combination or similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of, or encumbrance upon, all or a material portion of the assets of the Sellers (including any line of business thereof), or any equity securities of the Sellers; (iii) any issuance of voting securities (or securities convertible into or exchangeable for such voting securities) representing a majority or controlling interest in any of the Sellers; (iv) any other transaction pursuant to which direct or indirect control of any Seller is transferred to any Person that is not an Affiliate thereof, or similar transaction involving any Seller; or (v) any multi-step transaction or series of related transactions which would result in the occurrence of a transaction set forth in (i), (ii), (iii), or (iv) of this Section 7.08(a).

(b) The Sellers shall promptly (and in any event within twenty-four (24) hours) notify Buyer if any discussions or negotiations are sought to be initiated, any indication of interest, inquiry or proposal is made or received, or any information is requested in connection with any Competing Transaction.

Section 7.09 Notification of Certain Matters. From the date hereof until the Closing Date or the earlier termination of this Agreement, the Sellers shall give prompt notice to Buyer of the occurrence or non-occurrence of any event or circumstance, the occurrence or non-occurrence of which (a) has or would be reasonably expected to have a Material Adverse Effect, (b) causes or would be reasonably expected to cause any representation or warranty of the Sellers contained in this Agreement to be untrue, inaccurate or incomplete in any respect at or prior to the Closing, or (c) results or would be reasonably expected to result in any failure of either Seller to comply with or satisfy any condition, obligation, covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.09 shall not limit or otherwise affect any representations and warranties or any conditions, obligations, covenants or agreements under this Agreement, or the rights or remedies available to Buyer hereunder (including Article VIII). Should any of the events or circumstances for which notice is provided pursuant to this Section 7.09 require a change to any of the Disclosure Schedules delivered by the Sellers in connection herewith, the Sellers shall deliver an amendment to the relevant Disclosure Schedule(s) specifying such change (but such delivery shall not be deemed an acceptance or waiver by Buyer of any breach of any representation or warranty for purposes of Article VIII).

Section 7.10 Benefit of Contracts; Consents/Releases; Non-Transferability of Purchased Assets.

(a) To the extent that there are certain Purchased Assets, including Assumed Contracts and Permits, which are not assignable or otherwise transferable without the approval, authorization, waiver, consent or release of Persons other than the Sellers, and such approvals, authorizations, waivers, consents or releases are not obtained by the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign or transfer such assets without such approval, authorization, waiver, consent or release. If and when any such approval, authorization, waiver, consent or release shall be obtained, as between the Parties, such Assumed Contract, Permit or other Purchased Asset shall be deemed to have been assigned or otherwise transferred to Buyer as of the Effective Time without any adjustment to the Purchase Price.

(b) Each of the Sellers shall use commercially reasonable efforts at its sole cost and expense to obtain in a timely manner all approvals, authorizations, waivers, consents and releases of third parties necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents that are not obtained prior to the Closing, including (i) all third party consents required to be obtained pursuant to any Assumed Contract or Permit in connection with the consummation of the transactions contemplated by the Transaction Documents in order to continue the full validity and effectiveness of any such Assumed Contract or Permit following the Closing, (ii) all releases relating to any Encumbrances (except for Permitted Encumbrances) encumbering any of the Purchased Assets, and (iii) all approvals, authorizations, waivers, consents and releases arising under any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. All such approvals, authorizations, waivers, consents and releases shall be in writing and in form and substance satisfactory to Buyer, and executed counterparts thereto shall be delivered to Buyer promptly after receipt thereof.

(c) To the extent that any approvals, authorizations, waivers, consents or releases necessary for the transfer or novation of any Assumed Contract shall not have been obtained, Buyer shall be deemed the Sellers’ agent for purpose of completing, fulfilling and discharging all of the Sellers’ obligations and liabilities under any Assumed Contract (to the extent that such obligations constitute Assumed Liabilities). If the Sellers shall be unable to make the equitable assignment described in the preceding sentence, or if such attempted transfer or novation would adversely affect the rights of a Seller or Buyer under such Assumed Contract or would not transfer or novate all of the applicable Seller’s rights thereunder, the Sellers and Buyer shall continue to cooperate and use all commercially reasonable efforts to provide Buyer with all such rights. To the extent that any necessary consents, approvals or authorizations are not obtained, or until the impediments to such transfer or novation are resolved, the Parties shall take all commercially reasonable steps and actions (without the expenditure, in the aggregate, of any material sum) to the extent permitted by Law to provide Buyer with the benefits of such Assumed Contracts and, to relieve the Sellers of the performance and other obligations and liabilities thereunder (to the extent such performance, obligations and liabilities constitute Assumed Liabilities), including (i) entry into subcontracts for the performance thereof, (ii) cooperation in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforcement, at the request of and for the account of Buyer, of any of the Sellers’ rights arising from any such Assumed Contract or against any third party in accordance with the terms thereof. To the extent that Buyer is provided the benefits (including payment rights) of any such Assumed Contract (whether from the Sellers or otherwise), Buyer shall perform for the benefit of any third party the obligations of the Sellers thereunder (to the extent such obligations constitute Assumed Liabilities) or in connection therewith and Buyer shall pay, perform and discharge all obligations and liabilities of the Sellers (to the extent such obligations constitute Assumed Liabilities) relating to such performance.

Section 7.11 Employee Matters.

(a) Effective as of 12:01 a.m. (local time in New York, New York) on the Closing Date, Hawkeye will terminate the employment of all of its employees other than those employees listed on Schedule 7.11(a) (unless any such employee has voluntarily resigned employment with Hawkeye). Buyer shall make offers of employment to all such employees it desires to hire. Subject to the requirements of Section 8.01(e), the terms of Buyer’s offers of employment to employees pursuant to this Section 7.11(a) shall include compensation and employee benefits as Buyer may determine in its sole discretion. Nothing in this Section 7.11(a) or otherwise in this Agreement shall obligate Buyer to continue any term or condition of employment or any employee benefit plan, program or arrangement for any period of time or to employ any employee for any period of time.

(b) This Section 7.11 is solely for the purpose of defining the obligations between Buyer and Hawkeye concerning the employees, and nothing in this Agreement will in any way (i) be construed as creating any employment contract or right to employment for any specified time, (ii) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Seller, its Affiliates or any other Person other than the Parties and their respective successors and permitted assigns, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Sellers, Buyer, or any of their respective Affiliates.

(c) Sellers shall be solely responsible for offering and providing any coverage required under COBRA (as required pursuant to Section 4980B of the Code), and any similar state or local Laws, with respect to any “qualified beneficiary” who is covered by a Seller’s Employee Plan that is a “group health plan” (as defined under COBRA) and who experiences a qualifying event prior to the Closing Date. Buyer shall be solely responsible for offering and providing any COBRA coverage required with respect to any Employees (or other “qualified beneficiaries”) who become employed by Buyer and who experience a “qualifying event” after the Closing Date. “Qualified beneficiary,” “group health plan” and “qualifying event” are as defined in Section 4980B of the Code.

(d) Buyer shall have its employee benefits plans and programs in place no later than December 31, 2013. The Parties acknowledge that, by reason of the Closing Date, the Hawkeye employees will (i) retain group health plan coverage (medical, dental and vision) provided under a plan of an Affiliate of Seller through November 30, 2013, and (ii) benefit from group health plan coverage (medical, dental and vision) provided under COBRA from December 1, 2013 through December 31, 2013 (the “Seller Affiliate Plan”). Buyer shall reimburse Sellers, Parent or one of their Affiliates for the cost of such group health plan coverage provided under the Seller Affiliate Plan for the months of November 2013 and December 2013 at the COBRA Equivalent Rate, at the end of each such month, respectively.

Section 7.12 Tax Matters.

(a) The Sellers, and the Parent with respect to the Sellers and the Business, shall cause to be filed all necessary Tax Returns required to be filed by the Sellers or the Parent with respect to the Sellers and the Business. The Sellers shall pay any expenses associated with the filing of such Tax Returns. All post-Closing payments made under this Agreement shall be deemed, for Tax purposes, to be an adjustment to the Purchase Price, to the extent permitted by Law.

(b) In connection with the preparation of any Tax Returns (other than relating to any income Taxes) or for any inquiry, audit or investigation by any Tax authority or any administrative or judicial Proceeding, Buyer and the Sellers shall cooperate fully with each other in a timely manner, providing all records, information and work papers reasonably requested by any other Party, and providing access to employees as reasonably requested.

(c) Buyer shall be responsible for making timely payment of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by the Transaction Documents in accordance with the provisions of Section 3.03(b). Buyer shall timely file all necessary Transfer Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by Law, such other Parties shall join in the execution of such filings. The expense of such filings shall be shared and paid as set forth in Section 3.03(b).

(d) Any property Taxes paid at or prior to the Closing shall be prorated based upon the amounts actually paid. If property Taxes and assessments for the current year have not been paid before the Closing, the Sellers shall be charged at the Closing an amount equal to that portion of such Taxes and assessments which relates to the period before the Closing, and Buyer shall pay the Taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a Tax year for which the assessed value of the property or the Tax rate, or both, have not yet been fixed shall be based upon the assessed value of the property and/or the Tax rate last fixed. To the extent that the actual property Taxes and assessments for the current year when fixed differ from the amount apportioned at the Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves following the Closing. No payments or adjustments shall be duplicative of any amount reflected in Net Working Capital.

(e) The Parties agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for employees of Sellers who are employed by Buyer following the Closing Date.

Section 7.13 Use of Intellectual Property. After the Closing, Buyer shall have the sole right to use the Seller Intellectual Property, and the Sellers shall thereafter refrain from using, directly or indirectly or in any manner (including licensing, or purporting to grant any license to, any Seller Intellectual Property or any other proprietary right to any third party), the Seller Intellectual Property, including any Trademarks or other names confusingly similar thereto, and neither Seller shall enforce or authorize enforcement of any Patent, Trade Secret, Copyright, Trademark or other Intellectual Property or proprietary right in respect of or otherwise relating to the Business.

Section 7.14 Name Change. Promptly following the Closing, each of the Sellers shall (i) amend or terminate any certificate of assumed name or “doing business as” filing so as to eliminate its right to use, and all references to, the names “Hawkeye” and “Halpin,” and (ii) amend its certificate of formation (or equivalent Charter Document) to change the name therein to a name not including or similar to “Hawkeye” and “Halpin.”

Section 7.15 Confidentiality.

(a) Neither of the Sellers shall, individually or collectively, directly or indirectly, acting alone, as a member of any partnership or other business entity, as a holder of capital stock of any class or as any consultant, agent or representative of any Person, use or disclose to any third party any Confidential Information; provided that the Sellers may disclose Confidential Information (a) that becomes publically available through no fault of the Sellers, or (b) to the extent that the furnishing or use thereof is required for Proceedings; provided, however, that the Sellers shall promptly notify Buyer to permit Buyer to seek a protective order or take other appropriate action.

(b) Unless and until the transactions contemplated by this Agreement have been consummated, the Confidentiality Agreement shall continue in full force and effect.

Section 7.16 Amendment of Initial Disclosure Schedules. Sellers may continue to update, amend and revise the Initial Disclosure Schedules up to and until Sellers’ delivery of the Final Disclosure Schedules to Buyer no later than five (5) Business Days prior to the Closing Date. Sellers shall promptly respond to Buyer’s reasonable requests for additional information, explanation, or clarification of the Initial Disclosure Schedules and interim Disclosure Schedules, if any.

Section 7.17 Worthless Trade Receivables; Other Receivables.

(a) Upon the written request of Sellers made after receipt by Sellers of the Proposed Closing Balance Sheet, (i) Buyer shall assign to Seller any Receivables to which the Proposed Closing Balance Sheet assigns a value less than the value assigned to such Receivables on the Pre-Closing Estimated Balance Sheet (the “Worthless Receivables”), and (ii) Buyer shall utilize commercially reasonable efforts to cooperate with Sellers in Sellers’ efforts to collect any such Worthless Receivables.

(b) Buyer shall utilize commercially reasonable efforts to cooperate with Sellers in Sellers’ efforts to collect any and all Receivables retained by Sellers (including those invoiced Receivables more than 60 days past due as of the Effective Time that are Excluded Assets on Schedule 1.01(e)).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by the Transaction Documents will be subject to the fulfillment (or waiver by the Sellers, in their sole discretion) of the following conditions on or prior to the Closing Date:

(a) the representations and warranties of Buyer contained in this Agreement that are qualified by materiality or a similar qualifier will be true, accurate and complete, and the representations and warranties of Buyer contained in this Agreement that are not so qualified will be true, accurate and complete in all material respects, in each case, as of the date hereof and on and as of the Closing Date with the same effect as though made at such time, except for any particular representation or warranty that specifically addresses matters only as of a particular date (which will remain true as of such date);

(b) Buyer shall have duly performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date;

(c) Buyer shall have delivered to the Sellers a certificate certifying to the matters described in subclauses in (a) and (b) above;

(d) Buyer shall have entered into a collective bargaining agreement with each of the unions set forth on Schedule 8.01(d);

(e) Buyer shall have made a written offer of employment to at least 70% of Hawkeye’s full time employees (as opposed to part time employees as that term is defined in WARN) employed as of 60 days prior to the Closing Date. Hawkeye shall have provided in Schedule 8.01(e), attached hereto, the following: (a) the identity and number of full time employees (as opposed to part time employees as defined in WARN) of Hawkeye as of the date that is 60 days prior to the Closing Date; (b) each applicable Site of Employment at which such full time employees are employed; and (c) the number of written offers of employment to be made to such full time employees at each Site of Employment to ensure that written offers of employment are made to not less than 70% of Hawkeye’s full time employees (as opposed to part time employees as that term is defined in WARN) at each Site of Employment; the terms and conditions of each such offer shall be sufficiently similar to the terms and conditions of the employee’s employment with Hawkeye as of the date of this Agreement, with respect to the employee’s compensation, benefits, job duties, and seniority, as such terms and conditions have been disclosed by Hawkeye to Buyer pursuant to Section 5.18(a), so as not to constitute a constructive discharge under WARN;

(f) the Sellers will have received the deliverables required to be made to them pursuant to Section 4.04.

Section 8.02 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by the Transaction Documents will be subject to the fulfillment (or waiver by Buyer in its sole discretion) of the following conditions on or prior to the Closing Date:

(a) the representations and warranties of the Sellers contained in this Agreement that are qualified by materiality, by Material Adverse Effect or similar qualifier will be true, accurate and complete, and the representations and warranties of the Sellers contained in this Agreement that are not so qualified will be true, accurate and complete in all material respects, in each case, as of the date hereof and on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which will remain true as of such date);

(b) each of the Sellers will have duly performed and complied in all material respects with all of their respective covenants, obligations and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date;

(c) the Sellers shall have delivered to Buyer a certificate certifying to the matters described in subclauses (a) and (b) above;

(d) no event, occurrence, fact, condition, change, development, or circumstance will have occurred since the date of this Agreement which has a Material Adverse Effect;

(e) Sellers will have obtained all of those Material Consents described in Schedule 1.01(o) as being due on or prior to the Closing Date, each in form and substance reasonably acceptable to Buyer;

(f) CFIUS or the President of the United States shall have issued a written notice to Buyer and the Sellers that CFIUS has made a determination that the transaction contemplated by this Agreement does not present any unresolved national security concerns;

(g) Buyer shall have completed its review of the environmental aspects of the Business and of the Real Property at 100 Marcus Blvd., Suite 1, Hauppauge, New York 11788, including the completion of a Phase I Environmental Site Assessment and, if Buyer deems it necessary, a Phase II Site Investigation of such Real Property.

(h) Each of the Key Employees shall have executed and delivered a Key Employee Agreement in a form reasonably acceptable to Buyer (the “Key Employee Agreements”);

(i) Sellers shall have obtained the Seller Letter of Credit in the amount of $2,000,000 (subject to Sellers’ right to substitute Seller Cash-in-Lieu), which Seller Letter of Credit (or Seller Cash-in-Lieu) shall be placed into escrow on the next Business Day after the

Closing pursuant to this Agreement and the Escrow Agreement (provided, that the Escrow Agreement shall provide that (1) at the first anniversary of the Closing Date, the Seller Letter of Credit or Seller Cash-in-Lieu may be reduced to $1,000,000, and, on the second anniversary of the Closing Date, the Seller Letter of Credit may be terminated or the Seller Cash-in-Lieu released pursuant to the terms of the Escrow Agreement).

(j) Buyer shall have entered into a collective bargaining agreement with each of the unions set forth on Schedule 8.01; and

(k) Buyer will have received the deliverables required to be made to it pursuant to Section 4.03 (subject to the timing proviso in Section 4.03(j) with respect to certificates of title).

ARTICLE IX

TERMINATION

Section 9.01 Termination . This Agreement may be terminated, and the transactions contemplated by the Transaction Documents abandoned, at any time prior to the Closing Date:

(a) by the written agreement of the Sellers and Buyer; or

(b) by Buyer, by written notice to the Sellers:

(i) immediately if the fulfillment of a closing condition set forth in Section 8.02 becomes impossible; or

(ii) immediately after the occurrence of a non-curable material breach of any representation, warranty, covenant or agreement of the Sellers set forth in this Agreement (without giving effect to any amendment to the Disclosure Schedules made pursuant to Section 7.09); or

(iii) thirty (30) days after receipt by the Sellers of a written notice from Buyer of the occurrence of a curable material breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement (without giving effect to any amendment to the Disclosure Schedules made pursuant to Section 7.09) unless such breach is cured within such thirty (30) day period; or

(iv) immediately, if prior to the Closing Date: (A) any of the Sellers makes a general assignment for the benefit of its creditors, commences a voluntary case or Proceeding under any applicable bankruptcy, insolvency or reorganization Law seeking to be adjudicated a bankrupt or insolvent or consents to the entry of a judgment or order for relief in an involuntary case or Proceeding under any applicable bankruptcy, insolvency or reorganization Law; (B) a court of competent jurisdiction enters a judgment or order, which order remains unstayed and in effect for sixty (60) days, under any applicable Law relating to bankruptcy, insolvency or reorganization that is for relief against any Seller in an involuntary case, that appoints a custodian of such Seller or members or for a substantial part of its property or that orders the winding up or liquidation of such Seller; or

(v) immediately, if the Closing shall not have occurred on or before the later of (A) January 1, 2014 or (B) thirty (30) days after CFIUS or the President of the United States shall have issued a written notice to Buyer and the Sellers that CFIUS has made a determination that the transaction contemplated by this Agreement does not present any unresolved national security concerns;

(c) by the Sellers, by written notice to Buyer:

(i) immediately if the fulfillment of a closing condition set forth in Section 8.01 becomes impossible; or

(ii) immediately after the occurrence of a non-curable material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement; or

(iii) thirty (30) days after receipt by Buyer of a written notice from the Sellers of the occurrence of a curable material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement unless such breach is cured within such thirty (30) day period; or

(iv) immediately, if prior to the Closing Date: (A) Buyer makes a general assignment for the benefit of its creditors, commences a voluntary case or Proceeding under any applicable bankruptcy, insolvency or reorganization Law seeking to be adjudicated a bankrupt or insolvent or consents to the entry of a judgment or order for relief in an involuntary case or Proceeding under any applicable bankruptcy, insolvency or reorganization Law; (B) a court of competent jurisdiction enters a judgment or order, which order remains unstayed and in effect for sixty (60) days, under any applicable Law relating to bankruptcy, insolvency or reorganization that is for relief against Buyer in an involuntary case, that appoints a custodian of Buyer or members or for a substantial part of its property or that orders the winding up or liquidation of Buyer; or

(v) immediately, if the Closing shall not have occurred on or before the later of (A) January 1, 2014 or (B) thirty (30) days after CFIUS or the President of the United States shall have issued a written notice to Buyer and the Sellers that CFIUS has made a determination that the transaction contemplated by this Agreement does not present any unresolved national security concerns; or

(d) immediately by any of the Sellers or Buyer, upon the adoption or issuance of any applicable Law which has the effect of prohibiting the Closing or the consummation of the transactions contemplated by the Transaction Documents.

Section 9.02 Effect of Termination . In the event of the termination of this Agreement pursuant to the provisions of Section 9.01, this Agreement will become void and have no effect, without any liability or obligation to any Person in respect hereof or of the transactions contemplated by the Transaction Documents on the part of the Sellers or Buyer, or any of their respective officers, trustees, directors, managers, employees, agents, representatives, shareholders, members or Affiliates. Notwithstanding the foregoing, (a) nothing contained herein shall relieve any Party from liability for fraud or liability for any breach of its representations, warranties, covenants or agreements contained in this Agreement, (b) the exercise of a right of termination under this Agreement by any Party shall not be an election of remedies, and (c) the provisions of Section 7.06 (Public Announcements), Section 7.15(b) (Confidentiality), this Section 9.02 (Effect of Termination) and Article XII (Miscellaneous), and the definitions herein applicable to any of such provisions, will survive such termination indefinitely or until the earlier specified time referred to in such provision.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.01 Survival . The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or in any Schedules or Exhibits hereto or under the terms of any other Transaction Document shall survive the execution and delivery of this Agreement and the Closing, and thereafter:

(a) the representations and warranties of Sellers contained in Article V shall survive for a period of (i) forty-five (45) days after the longest applicable statute of limitations (including extensions thereof, but if there is no applicable statute of limitations, indefinitely) with respect to matters covered by Sections 5.10 (Taxes), 5.19 (Employee Benefits) and 5.20 (Environmental); (ii) five (5) years following the Closing Date with respect to matters covered by Sections 5.01 (Organization, Qualification and Power), 5.02 (Authorization), 5.04 (Capitalization) and 5.07(a) (Assets); and (iii) two (2) years following the Closing Date with respect to all other representations and warranties contained in Article V.

(b) the representations and warranties of Buyer contained in Article VI shall survive for a period of (i) five (5) years following the Closing Date with respect to matters covered by Sections 6.01 (Organization) and 6.02 (Authorization); and (ii) two (2) years following the Closing Date with respect to all other representations and warranties contained in Article VI.

(c) the covenants and agreements shall not expire.

Any claim that has been asserted in accordance with Section 10.04 and that is pending on the date of the expiration of the applicable survival period set forth this Section 10.01 may continue to be asserted and shall be indemnified against until fully and finally resolved.

Section 10.02 Indemnification of Buyer . The Sellers shall, jointly and severally, indemnify, defend and hold Buyer, its Affiliates, and the successors, assigns, officers, directors, stockholders, employees and agents of any of the foregoing (collectively, the “Buyer Indemnified Parties”), and shall reimburse the Buyer Indemnified Parties for, any Loss suffered or incurred by any such Buyer Indemnified Party, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, directly or indirectly arising or resulting from, based upon or relating to:

(a) any breach of any representation or warranty of Sellers contained in this Agreement, any Transaction Document, or any certificate executed by Sellers at or prior to the Closing;

(b) the breach of any covenant of Sellers contained in this Agreement or any Transaction Document;

(c) any (i) liability, commitment or obligation of any of the Sellers or Parent or any of their predecessors or Affiliates for Taxes or any Taxes otherwise attributable to any of the Sellers or Parent or any of their predecessors or Affiliates for any period, including Taxes resulting from the transactions contemplated in the Transaction Documents (other than one-half of the Transfer Taxes), (ii) Taxes attributable to the Business or the Purchased Assets in respect of any Pre-Closing Tax Period, and (iii) any Taxes resulting from the transactions contemplated in the Transaction Documents (other than one-half of the Transfer Taxes).

(d) Taxes imposed on the Sellers pursuant to Section 4999 of the Code with respect to any amounts payable by the Sellers in connection with the transactions contemplated hereby, including any bonuses payable on account of, by reason of, or by reference to such transactions and any Loss attributable any loss of tax deductions with respect to such amounts pursuant to Section 280G of the Code; or

(e) the Excluded Liabilities.

Section 10.03 Indemnification of the Sellers . Buyer shall indemnify, defend and hold the Sellers, their Affiliates, and the successors, assigns, officers, managers, directors, stockholders, employees and agents of any of the foregoing (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, each an “Indemnified Party”), and shall reimburse the Seller Indemnified Parties for, any Loss suffered or incurred by any such Seller Indemnified Party, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, directly or indirectly arising or resulting from, based upon or relating to:

(a) any breach of any representation or warranty of Buyer contained in this Agreement, any Transaction Document, or any certificate executed by Buyer at or prior to the Closing;

(b) the breach of any covenant of Buyer contained in this Agreement or any Transaction Document;

(c) obligations with respect to the performance of any Assumed Contract that, by its terms, provides for either of the Sellers to remain liable for its obligations under such Assumed Contract, if assigned;

(d) any of the Purchased Assets for which certificates of title continue in the name of either Seller (or one of their Affiliates) for a period of time after the Closing, as a result of the time required for Sellers’ arrangement for the release of any Encumbrances thereon or prior to the completion of Buyer’s registration of such Purchased Assets in the name of Buyer; or

(e) any of the Assumed Liabilities.

Section 10.04 Procedure.

(a) An Indemnified Party seeking indemnification shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim, to the Party(ies) from whom indemnification is sought hereunder (an “Indemnifying Party”). If the claim is not a Third Party Claim, the Indemnifying Party shall have ten (10) Business Days after delivery of the Notice of Claim to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification. If no such objection is received by the Indemnified Party within ten (10) Business Days after delivery of the Notice of Claim, the claim shall be deemed to be allowed. If an objection is received by the Indemnified Party within ten (10) Business Days after delivery of the Notice of Claim, the Parties shall resolve the dispute in accordance with Section 10.06.

(b) If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by any such claimant (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby.

(i) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that: (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party or any business thereof, (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (iii) the Third Party Claim solely seeks (and continues to solely seek) monetary damages and (iv) no conflict of interest arises that, under applicable principles of legal ethics, in the judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that, if (A) any of the conditions described in clauses (i) – (iv) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.

(ii) If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within ten (10) Business Days after receipt of the Notice of Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter in such manner as it may deem reasonably appropriate, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.

(iii) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (B) grants any injunctive or equitable relief, or (C) may reasonably be expected to have an adverse effect on the Indemnified Party or any business thereof. The Indemnified Party shall not have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 10.04(b), without the prior consent of the Indemnifying Party.

(iv) Each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, managers, employees, consultants and agents) to, make available to the other Parties all relevant information in its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof.

(c) For purposes of calculating any Losses resulting from an inaccuracy in, misrepresentation of or breach of any of the representations and warranties contained in this Agreement, the terms “material,” “materially” and “Material Adverse Effect” or similar qualifications contained in such representations and warranties shall be disregarded.

(d) The representations and warranties in this Agreement and the Transaction Documents shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by (i) reason of any investigation or audit conducted before or after the Closing, or (ii) any assistance rendered to the Sellers by Buyer in the preparation of the Disclosure Schedules, provided, however, that, to the extent any representation or warranty of any Party in this Agreement is, to the knowledge of the other Party or Parties acquired prior to the Closing, untrue or incorrect in any material respect, then such representation or warranty shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of such other Party or Parties, and, notwithstanding any provision of this Agreement to the contrary, no claim for indemnification may thereafter be asserted on the basis of such untruth or inaccuracy.

Section 10.05 Limitations on Indemnification.

(a) Subject to the other limitations of this Article X, no claim for indemnification under this Article X shall be made by any Indemnified Party(ies) unless and until the aggregate amount of all Losses for which such Indemnified Party(ies) are otherwise entitled to indemnification under this Article X exceeds an amount equal to $50,000 (the “Deductible”), and then only to the extent the aggregate amount of such Losses exceeds the Deductible; provided, however, that such Deductible shall not apply to claims directly or indirectly arising from any Excluded Liability or from fraud.

(b) Subject to the other limitations of this Article X, the aggregate amount of all Losses payable to either the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, with respect to all claims for indemnification hereunder shall not exceed an amount equal to fifty percent (50%) of the Purchase Price (the “Basic Cap”); provided, however, that the Basic Cap shall not apply to claims directly or indirectly arising from or related to matters covered by Sections 5.10 (Taxes), 5.19 (Employee Benefits) and 5.20 (Environmental), any Excluded Liability or from fraud.

(c) Notwithstanding any provision of this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification hereunder for any Losses as a result of any breach of any representation or warranty made by the Sellers under Article V or the breach by any Seller of any of its covenants or agreements contained in this Agreement, and the amount of such Losses shall not be subject to the Deductible, to the extent that the amount of any Losses as a result of such breach is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining the Final Closing Net Working Capital, or otherwise taken into account in the calculation of Purchase Price (as finally adjusted pursuant to Section 3.02).

(d) The amount of any Loss subject to indemnification hereunder shall be calculated net of any amounts recovered or recoverable by Buyer or any of its Affiliates under insurance policies or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), and the Parties agree to use reasonable efforts to obtain such recoveries.

(e) Buyer shall take and shall cause any other Buyer Indemnified Parties to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the breach which gives rise to the Loss. Notwithstanding anything herein to the contrary, Sellers shall not be liable for any Loss to the extent (but only to the extent) that the Buyer Indemnified Parties fail to take commercially reasonable action to mitigate any such Loss reasonably promptly after obtaining actual knowledge of the event giving rise to such Loss.

(f) Notwithstanding any provision of this Agreement to the contrary, no Person shall be liable to any other Person for any consequential, incidental, indirect, special, exemplary, or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or damages determined as a multiple of income, revenue or the like, relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or related hereto (provided that such limitation shall not limit Sellers’ rights to recover contract damages if Buyer fails to close in violation of this Agreement).

Section 10.06 Determination of Claims; Payment. A claim for indemnification under this Article X shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 10.04(a) above; (b) entry of any final judgment or award rendered by a court of competent jurisdiction and the expiration of time in which to appeal therefrom; (c) full execution of a settlement of a Third Party Claim in the manner and in accordance with the provisions set forth in Section 10.04(b) above; or (d) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim. The Indemnifying Party shall be required to pay all of the sums so owing in respect of such finally determined claim to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within ten (10) Business Days after such final determination; provided, however, that, if the Sellers are the Indemnifying Party, then Buyer may recover any indemnification payment or other amounts (or any portion thereof) then due and unpaid (x) by setting off such amounts (or any portions thereof) against the Seller Letter of Credit (or Seller Cash-in-Lieu), pursuant to the Escrow Agreement; or (y) as Buyer may elect at its option (including, on a joint and several basis, directly from the Sellers).

Section 10.07 Characterization of Indemnification Payments. The Parties shall treat any indemnification payment made pursuant to this Article X as an adjustment to the Purchase Price, except to the extent that the Laws of a particular jurisdiction provide otherwise.

ARTICLE XI

COVENANTS

Section 11.01 Restrictive Covenant . Following the Closing, neither of the Sellers shall at any time disclose, or permit any of its Affiliates to disclose, directly or indirectly, to any Person outside of the employ of Buyer, without the express written authorization of Buyer, any client lists, client files or records, pricing or Business strategies, or any other type of proprietary data or trade secrets relating to the Business or any financial or other information about the Business or Buyer not in the public domain.

(a) From the Closing Date and for a period of four (4) years following the Closing Date (the “Restricted Period”), neither of the Sellers nor Parent shall, or shall permit any of its Affiliates, directly or indirectly, in whole or in part, own, manage, operate, join, control, contract with, be employed or engaged by or related or connected in any manner with any practice of the Business in the Restricted Territory; provided, however, that this Section 11.01(a) shall not apply to (i) the performance of overhead services for Baltimore Gas & Electric in the State of Maryland and the District of Columbia, pursuant to the Union Mills project bid submitted by Trafford Corporation or Lineal Industries, Inc. to Baltimore Gas & Electric prior to the date of this Agreement; (ii) the performance in the State of Maryland and the District of Columbia of underground electrical and gas projects for Baltimore Gas & Electric, (iii) the performance by Bemis, LLC of Low Dollar-Value Electrical Work in the States of Vermont, New Hampshire, Massachusetts, Maine, Rhode Island, and New York (excluding New York City), (iv) Storm Response Work, (v) the performance of Natural Gas Transmission Projects and Gathering Line Projects, (vi) specialty kit repair of bell joints and fittings, service line cuts and valve maintenance, corrosion maintenance and integrity of natural gas transmission and distribution lines, (vii) services currently performed by Premier Utility Services, LLC, including underground utility locating, gas leak detection/inspection, stray voltage survey and detection, pre-storm and post-storm assessment, vacuum excavation, quality assurance audits, pole survey and inspections, storm assessment, and operator qualification training, (viii) the performance of natural gas distribution projects as provided in Schedule 11.01, and (ix) the performance of telecommunications and fiber-optic-systems projects, but only if the opportunity has first been offered to the Buyer and the Buyer indicates in writing that it does not wish to pursue the opportunity. With respect to Low Dollar-Value Electrical Work performed by Bemis, the President of Bemis shall provide a certification to Buyer promptly after the end of each calendar quarter during the Restricted Period listing the Low Dollar-Value Electrical Work performed by Bemis during the prior calendar quarter, if any, and which shall identify the customer for which the work was performed, the nature of the work, the stated dollar value of the contract, and the amounts invoiced by Bemis thereunder.

(b) The Sellers and Parent further agree that, except as permitted pursuant to the proviso in Section 11.01(a) during the Restricted Period and within the Restricted Territory, neither of the Sellers will, or will permit any of their Affiliates to, directly or indirectly; (i) induce any client or former client of or referrer of clients to the Sellers or Parent to patronize any Person who competes with Buyer; (ii) request or advise any client or former client of or referrer of clients to the Sellers to withdraw, curtail or cancel such person’s business with Buyer; or (iii) solicit, recruit, employ or contract with any employee or independent contractor of Buyer.

(c) The Parties agree that, if a court of competent jurisdiction determines that any provision contained in this Section 11.01 is invalid or unenforceable by reason of the duration or geographical scope of such covenant, such duration or geographical scope, or both, shall be reduced to a duration or geographical scope consistent with the decree of the court.

Section 11.02 Non-Solicitation.

(a) During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ or services of Buyer or its Affiliates, or in any way interfere with the relationship between any of Buyer or any of its Affiliates and any of their employees; or hire or otherwise retain or solicit any person employed by Buyer or its Affiliates; provided, however, that nothing in this Section 11.02 shall prevent Seller or any of its Affiliates from (i) making general solicitations of employment (including but not limited to the use of newspaper or job postings) not specifically directed towards employees or independent contractors of Buyer or its Affiliates, (ii) engaging in general solicitations for employees in the ordinary course of business through search firms, employment agencies or other similar entities provided that such entities have not been instructed by Seller or any of its Affiliates to solicit any of Buyer’s or its Affiliates’ employees, (iii) having discussions with or hiring any person who contacts Seller or its Affiliates in response to such public general advertisements or general solicitations or on his or her own initiative, or (iv) hiring any employee whose employment has been terminated by Buyer or its Affiliates.

(b) During the Restricted Period, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce any employee of Sellers, Parent or any of their Affiliates to leave the employ or services of Sellers, Parent or such Affiliates, or in any way interfere with the relationship between any of Sellers, Parent or any of their Affiliates and any of their employees; or hire or otherwise retain any person who was an employee of any of Sellers, Parent or any of their Affiliates; provided, however, that nothing in this Section 11.02 shall prevent Buyer or any of its Affiliates from (i) making general solicitations of employment (including but not limited to the use of newspaper or job postings) not specifically directed towards employees or independent contractors of Sellers or their Affiliates, (ii) engaging in general solicitations for employees in the ordinary course of business through search firms, employment agencies or other similar entities provided that such entities have not been instructed by Buyer or any of its Affiliates to solicit any of Sellers’ or their Affiliates’ employees, (iii) having discussions with or hiring any person who contacts Buyer or its Affiliates in response to such public general advertisements or general solicitations or on his or her own initiative, or (iv) hiring any employee whose employment has been terminated by either Seller or its Affiliates.

Section 11.03 Cooperation with respect to Multiemployer Plans. In the event a demand is asserted, or litigation or administration proceedings are begun against Buyer or Seller that pertains, in any respect, to the other Party’s contributions, obligation to contribute or other liability to an Employee Plan that is a Multiemployer Plan, Buyer or Seller, as applicable, shall provide notice to the other Party of the claim as soon as practicable. Each Party will provide the other with reasonable cooperation in the defense of any such matter. Provided no conflict of interest arises between the Parties, the Parties may agree to joint defense counsel. If the Parties do not agree to joint counsel, then each Party will select and retain defense counsel to represent its own interest at the Party’s own expense.

Section 11.04 Continuation of Existence. Each Seller covenants and agrees that it will maintain its existence as a duly organized and existing legal entity, and shall not dissolve or liquidate without the Buyer’s written consent until at least two (2) years after the Closing Date.

Section 11.05 Right to Injunction. Each of the Sellers acknowledges that the conditions of this Article XI are fundamental to Buyer’s decision to enter into this Agreement. Each of the Sellers acknowledges and agrees that the restrictions imposed by this Article XI are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of Buyer. Any breach or threatened breach of the provisions of this Article XI by either Seller shall entitle Buyer, in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and to obtain an order temporarily or permanently enjoining any such breach or threatened breach.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Expenses. Each of the Parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 12.02 No Assignment. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement.

Section 12.03 Entire Agreement, Integration, Modification and Waiver. This Agreement (including all Exhibits and Schedules attached hereto which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein), together with the other

Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by Buyer and the Sellers. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

Section 12.04 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

Section 12.05 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Terms defined in the singular shall include the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

Section 12.06 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

Section 12.07 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person (including employees, consultants or contractors of Hawkeye except to the extent such Person is a Party) other than the Parties and their respective successors and permitted assigns.

Section 12.08 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, or nationally-recognized overnight courier, to the appropriate Party at the address specified below:

If to Hawkeye or Halpin, to:

Hawkeye, LLC

4400 Post Oak Parkway, Suite 1000

Houston, TX 77027

Attn: General Counsel

with a copy (which shall not constitute notice under this Section 12.08) to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172

Attn: Kathryn J. Kindell, Esq.

If to Buyer, to:

ELECNOR HAWKEYE, LLC

11900 West Olympic Boulevard

Los Angeles, CA 90064

Attn: Roger DeVito, Esq.

with copies (which shall not constitute notice under this Section 12.08) to:

ELECNOR, INC.

11900 West Olympic Boulevard

Los Angeles, CA 90064

Attn: Roger DeVito, Esq.

Nixon Peabody LLP

437 Madison Avenue

New York, NY 10022

Attn: Richard M. Cogen, Esq.

Any Party may change its address for the purposes of this Section 12.08 by giving notice to the other Parties as provided in this Agreement.

Section 12.09 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to principles of conflicts of Law.

Section 12.10 Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and/or its property, to the non-exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the District of New York, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such Proceeding may be heard and determined in any such New York state court or, to the extent permitted by Law, in such federal court. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to the Agreement in any New York state or federal court. Each of the Parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.10(c).

Section 12.11 Maintenance of and Access to Records. Buyer and the Sellers agree that each shall make such records and personnel available to the other as may be reasonably required in connection with, among other things, any insurance claims by, Proceedings against (other than Proceedings by a Seller against Buyer or vice versa) or governmental investigations involving, the Sellers or Buyer or any of their Affiliates or in order to enable the Sellers or Buyer to comply with their respective obligations under this Agreement and the Transaction Documents.

Section 12.12 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.

Section 12.13 Specific Performance. The Sellers, on the one hand, and Buyer, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties and that the other Parties will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including the Sellers’ obligation to sell the Purchased Assets to Buyer, and Buyer’s obligation to purchase the Purchased Assets from the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.14 Non-Recourse. No past, present or future director, officer, manager, employee, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or either Seller shall have any liability for any obligations or liabilities of Buyer or the Sellers, as the case may be, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

ELECNOR HAWKEYE, LLC

By:	Elecnor, Inc., its sole member

	By:	/s/ José Ribas
Name: José Ribas
Title: President and CEO

[Signature Pages to Elecnor/Hawkeye Asset Purchase Agreement]

SELLERS:

HAWKEYE, LLC

By:	/s/ Peter W. Arbour
Name: Peter W. Arbour
Title: Authorized Representative

HALPIN LINE CONSTRUCTION, LLC

By:	/s/ Peter W. Arbour
Name: Peter W. Arbour
Title: Authorized Representative

[Signature Pages to Elecnor/Hawkeye Asset Purchase Agreement]

Parent Guaranty

Parent hereby guarantees the payment and performance of all indebtedness, obligations and duties of the Sellers under this Agreement, of every kind, nature and description, and however arising (the “Obligations”). This guaranty is an unconditional, absolute and continuing guaranty of the full and punctual payment and performance of the Obligations, and not of their collectability only. This guaranty of the Obligations is unlimited in amount, shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Parent and the successors and assigns thereof, and shall inure to the benefit of Buyer, and its successors, transferees and assigns, until all of the Obligations have been paid in full. This guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Seller.

Parent’s liability under this guarantee shall be primary, and with respect to any right of action that shall accrue to Buyer relating to any Obligations, Buyer may at its sole option proceed directly against Parent without having proceeded against either Seller or any other Person liable to any extent for any of the Obligations. This guarantee is an agreement of payment and not merely of collection.

Parent also agrees that it shall be bound by the provisions of Sections 11.01(a) and (b) of this Agreement.

Parent has all requisite corporate power and authority to (a) make, execute and deliver this Agreement and (b) perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance of Parent’s obligations under this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms.

PARENT:

WILLBROS GROUP, INC.

By:	/s/ Peter W. Arbour
Name: Peter W. Arbour
Title: Senior Vice President and
General Counsel